Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

PSYCHIATRIC SOLUTIONS, INC.,

PANTHER ACQUISITION SUB, INC.,

and

HORIZON HEALTH CORPORATION

Dated as of

December 20, 2006

i

Section 9.8.	Mutual Drafting	53
Section 9.9.	Governing Law; Consent to Jurisdiction	53
Section 9.10.	Counterparts	54

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A.1	List of Company Executives
Exhibit A.2	List of Parent and Merger Sub Executives
Exhibit B.1	Company Representatives for Access to Information

SCHEDULES

Company Disclosure Schedule

Schedule 3.5.1(a)	Equity Compensation Plans
Schedule 3.5.1(b)	Certain Persons Subject to Certain Tax Matters
Schedule 4.1	Subsidiaries
Schedule 4.3.2	Company Capitalization Matters
Schedule 4.3.3	Company Subsidiary Capitalization Matters
Schedule 4.5.1	Consents
Schedule 4.5.2	Governmental Entity Approvals
Schedule 4.6.1	Compliance With Laws
Schedule 4.6.2	Health Care Program Participation and Compliance
Schedule 4.6.4	Adverse Actions
Schedule 4.7.4	Internal Controls Matters
Schedule 4.8.1	Material Company Benefit Plans
Schedule 4.8.4	Existing Requirements to Continue Company Benefits
Schedule 4.8.7	Existing Company Payment Requirements as Result of Change of Control
Schedule 4.9	Material Contracts
Schedule 4.10	Litigation
Schedule 4.13	Tax Matters
Schedule 4.14	Insurance
Schedule 4.15	Real Estate
Schedule 4.18	Certain Company Changes
Schedule 6.1(f)	Certain Permitted Pre-Closing Company Transactions
Schedule 6.1(k)	Permitted Changes in Benefits; Severance Arrangements
Schedule 6.1(l)	Certain Pending Claims
Schedule 6.8.1	Certain Actions Relating to Company Benefit Plans
Schedule 6.8.5(i)	Executive Agreements

Parent Disclosure Schedule

Schedule 7.2.6	Consents Required by Parent

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2006, is by and among Psychiatric Solutions, Inc., a Delaware corporation (“Parent”), Panther Acquisition Sub, Inc., a Delaware corporation and wholly-owned direct Subsidiary of Parent (“Merger Sub”), and Horizon Health Corporation, a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and Plan of Merger, including the exhibits attached hereto and the disclosure schedules delivered by the Company or Parent, as the case may be, to the other such Party concurrently with the execution and delivery of this Agreement (the “Agreement”), and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”); and

WHEREAS, Parent, Merger Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINED TERMS AND INTERPRETATION

Section 1.1.            Certain Definitions. For purposes of this Agreement, the term:

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first-mentioned Person, where “control” shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of Equity Interests or as trustee or executor, by contract or otherwise.

“Benefit Plan” shall mean any employment, consulting, severance, termination, retirement, profit sharing, bonus, incentive or deferred compensation, retention bonus or change in control agreement, pension, stock option, restricted stock or other equity-based benefit, profit sharing, savings, life, health, disability, accident, medical, insurance, vacation, paid time off, long-term care, executive or other employee allowance program, other welfare fringe benefit or other employee compensation or benefit plan, program, arrangement, agreement, fund or commitment, including any “employee benefit plan” as defined in Section 3(3) of ERISA and any program to which Section 6039D of the Code applies.

“Blue Sky Laws” shall mean state securities or “blue sky” Laws.

“Business Day” shall mean any day other than (i) a Saturday or Sunday or (ii) any day that is a legal holiday under the Laws of either of the States of Texas or New York or is a day on which banking institutions located in either of the States of Texas or New York are authorized or required by Law or other governmental action to close.

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Benefit Plan” shall mean any Benefit Plan for the benefit or welfare of any current or former director, officer or employee of the Company or any Company Subsidiary or under which the Company or any Company Subsidiary has any present or future liability to any current or former director, officer or employee of the Company or any Company Subsidiary.

“Company Health Care Business” shall mean any of the Company Health Care Facilities or any health care business operated by the Company or any Company Subsidiary.

“Company Health Care Facility” shall mean any health care facility that is leased or owned, and operated, by the Company or any Company Subsidiary.

“Company Material Adverse Effect” shall mean any event, change, circumstance, state of facts or effect that has had a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Company to consummate the transactions contemplated by this Agreement. In no event shall any of the following (or the effects or consequences thereof) constitute a “Company Material Adverse Effect” or be considered in determining whether a “Company Material Adverse Effect” has occurred: (a) any event, occurrence, circumstance or trend, including a diminution in value, related to the Company, any Company Subsidiary, or any of its respective businesses, properties, assets, results of operations or financial condition that is described with reasonable specificity in the Company Disclosure Schedule or the Company SEC Filings filed prior to the date hereof, (b) any failure by the Company to meet any internal projections or forecasts or published revenue or earnings estimates or predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood, however, that any facts, events, changes or developments causing or contributing to such failures to meet expectations or projections may (unless addressed otherwise in this definition) constitute a Company Material Adverse Effect and may be taken into account in determining whether a Company Material Adverse Effect has occurred), (c) any change in Law or any interpretation thereof, including any change in federal or state health care program reimbursement laws, regulations, policies or procedures, or interpretations thereof, applicable or potentially applicable to the services rendered by or operations of, the Company or any of the Company Subsidiaries, in each case to the extent that such changes in Law or interpretations thereof do not have a disproportionate impact on the Company Health Care Businesses as compared to other companies in industries similar to the Company Health Care Businesses, (d) changes generally affecting the industries in which the Company or the Company Subsidiaries operate, in each case to the extent that such changes do not have a disproportionate impact on the Company Health Care Businesses as compared to other companies in industries similar to the Company Health Care Businesses, (e) changes in economic, market or political conditions in the United States, in any region thereof, or in any non-U.S. or global economy, (f) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring on or after the date hereof, (g) changes in GAAP (or any interpretation thereof), and (h) if the provisions of Section 2.3 become applicable in accordance with the terms of Section 2.2, any event, change, circumstance, state of facts or effect arising or occurring after the Certification Date.  Further, in no event shall any adverse effects or consequences suffered by the Company or any Company Subsidiary arising out of or relating to any of the following be considered or taken into account in determining whether a “Company Material Adverse Effect” has occurred:  (x) any breach by Parent or Merger Sub of any provision of this Agreement, or (y) the provisions of Section 6.8.2 or Section 6.8.7 as the same relate to employees of the Company, the Surviving Corporation or any of their respective Subsidiaries, or the performance of or compliance with the provisions of Section 6.8.2 or Section 6.8.7.

“Company Permits” shall mean all permits, licenses, franchises, certificates of occupancy, approvals, registrations, qualifications, rights, variances, permissive uses, accreditations, certificates, certificates of need, certifications, consents, contracts, interim licenses, permits and other authorizations of every nature whatsoever required by or issued under any Laws benefiting, relating to or affecting the Company, the Company Subsidiaries or any of the Company Health Care Businesses, or the construction, development, expansion, maintenance, management, use or operation thereof, or the operation of any programs or services in conjunction with any of the Company Health Care Businesses and all renewals, replacements and substitutions therefor, required or issued by any Governmental Entity.

“Continuing Employee” shall mean any Person who is employed by the Company or any Company Subsidiary as of the Effective Time (including Persons on disability or leave of absence, whether paid or unpaid).

“Contract” shall mean any note, bond, mortgage, indenture, lease, contract or other agreement.

“Environmental Laws” shall mean any applicable Laws relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“Equity Interest” shall mean any share, capital stock, partnership, member or similar interest in any entity and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as amended.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto) incurred by a Party or on its behalf in connection with or related to the sale of the Company or the transactions contemplated hereby, including expenses in connection with due diligence, the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approval of this Agreement and the Merger.

“GAAP” shall mean generally accepted accounting principles as applied in the United States.

“Governmental Entity” shall mean any domestic or foreign governmental, administrative, judicial or regulatory authority or any entity acting as an agent for such authority, including fiscal intermediaries and carriers.

“Group” shall have the meaning provided in Section 13(d) of the Exchange Act, except where the context otherwise requires.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as amended.

“Indemnified Party” shall mean any present or former director, officer, employee or agent of the Company or any Company Subsidiary.

“Intellectual Property” means, collectively, all (i) patents, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and domain names, (iii) copyrights and copyrightable works, and (iv) trade secrets.

“Knowledge” shall mean (a) with respect to a natural Person, if such Person has actual knowledge, after reasonable investigation, of the fact or matter, (b) in the case of the Company, if any of the Persons listed on Exhibit A.1 has Knowledge of that fact or other matter (as set forth in (a) above), and (c) in the case of Parent or Merger Sub, if any of the Persons listed on Exhibit A.2 has Knowledge of that fact or other matter (as set forth in (a) above).

“Law” shall mean any foreign or domestic law, statute, code, ordinance, rule, regulation or Order.

“Lien” shall mean any mortgage, pledge, security interest, lien or encumbrance of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Materials of Environmental Concern” means chemicals, pollutants, contaminants, hazardous materials, hazardous substances and hazardous wastes, medical waste, toxic substances, petroleum and petroleum products and by-products, asbestos-containing materials, polychlorinated biphenyls and any other chemicals, pollutants, substances or wastes, in each case so defined, identified or regulated under any Environmental Law.

“Medicaid” shall mean the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396 et seq., as amended) and any statute succeeding thereto.

“Medicare” shall mean the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. Sections 1395 et seq., as amended) and any statute succeeding thereto.

“Multiemployer Plan” shall mean any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

“NASDAQ” shall mean the Nasdaq Stock Market, LLC.

“Order” shall mean any order, judgment, writ, stipulation, award, injunction, decree or arbitration award of any Governmental Entity.

“Parent Health Care Business” shall mean any of the Parent Health Care Facilities or any health care business operated by Parent or any Parent Subsidiary.

“Parent Health Care Facility” shall mean any health care facility that is leased or owned, and operated, by Parent or any Parent Subsidiary.

“Parent Material Adverse Effect” shall mean any event, change, circumstance, state of facts or effect that has had a material adverse effect on (i) the business, properties, assets, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole or (ii) the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. In no event shall any of the following (or the effects or consequences thereof) constitute a “Parent Material Adverse Effect” or be considered in determining whether a “Parent Material Adverse Effect” has occurred: (a) any event, occurrence, circumstance or trend, including a diminution in value, related to Parent, any Parent Subsidiary, or any of its respective businesses, properties, assets, results of operations or financial condition that is described with reasonable specificity in the Parent Disclosure Schedule or the Parent SEC Filings filed prior to the date hereof, (b) any failure by Parent to meet any internal projections or forecasts or published revenue or earnings estimates or predictions for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood, however, that any facts, events, changes or developments causing or contributing to such failures to meet expectations or projections may (unless addressed otherwise in this definition) constitute a Parent Material Adverse Effect and may be taken into account in determining whether a Parent Material Adverse Effect has occurred), (c) any change in Law or any interpretation thereof, including any change in federal or state health care program reimbursement laws, regulations, policies or procedures, or interpretations thereof, applicable or potentially applicable to the services rendered by or operations of, Parent or any of the Parent Subsidiaries, in each case to the extent that such changes in Law or interpretations thereof do not have a disproportionate impact on the Parent Health Care Businesses as compared to other companies in industries similar to the Parent Health Care Businesses, (d) changes generally affecting the industries in which Parent or the Parent Subsidiaries operate, in each case to the extent that such changes do not have a disproportionate impact on the Parent Health Care Businesses as compared to other companies in industries similar to the Parent Health Care Businesses, (e) changes in economic, market or political conditions in the United States, in any region thereof, or in any non-U.S. or global economy, (f) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring on or after the date hereof, and (g) changes in GAAP (or any interpretation thereof).

“Parent Subsidiary” shall mean any Subsidiary of Parent, including Merger Sub.

“Party” shall mean Parent, Merger Sub or the Company.

“Person” shall mean an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as amended.

“Subsidiary” or “Subsidiaries” of a Person shall mean any corporation, limited liability company, partnership or other legal entity of which such Person (either alone or through or together with any other Subsidiary or Subsidiaries of such Person) owns, directly or indirectly, a majority of the outstanding stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall mean a bona fide written Takeover Proposal (with all of the percentages included in the definition of Takeover Proposal increased to 50%) that is not solicited by the Company after the date of this Agreement and that the Company Board determines in good faith (after consultation with the Company Financial Advisor or other independent financial advisors of the Company Board, and outside legal counsel) to be (i) more favorable from a financial point of view (taking into account, among other things, the Person or Group making such Takeover Proposal and all legal, financial, regulatory, fiduciary and other aspects of this Agreement and such Takeover Proposal, including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the Person invoking the condition and taking into account any written offer by Parent and Merger Sub that if executed by the Company would become a Top-Up Amendment) to the holders of Company Common Stock than the transactions provided for in this Agreement and (ii) reasonably capable of being consummated upon the terms proposed; provided, however, for the avoidance of doubt, a Superior Proposal may be a transaction where the consideration is comprised of cash and/or other property or securities.

“Surviving Corporation Benefit Plan” shall mean any Benefit Plan for the benefit or welfare of any Continuing Employee or that applies to all or substantially all employees of Parent, the Surviving Corporation and their respective Subsidiaries, and in each case whether maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries.

“Takeover Proposal” shall mean any inquiry, proposal or offer relating to (i) the acquisition by any Third Party of 25% or more of the shares of capital stock or any other voting securities of the Company outstanding immediately prior to such transaction, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction that would result in any Third

Party acquiring 25% or more of the fair market value of the assets of the Company and the Company Subsidiaries, taken as a whole (including capital stock of the Company Subsidiaries), immediately prior to such transaction, or (iii) any combination of the foregoing.

“Taxes” shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including those on or measured by or referred to as income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added and provider taxes.

“Tax Returns” shall mean any report, return (including any information return), declaration, claim for refund or statement required to be filed with any Governmental Entity relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

“Third Party” shall mean any Person or Group other than the Company, any Company Subsidiary, Parent or any Parent Subsidiary.

“Top-Up Amendment” shall mean a binding (with respect to Parent and Merger Sub) amendment to this Agreement (containing no changes to this Agreement other than an increase in the amount of the Merger Consideration per share provided for in this Agreement) which the Company Board determines in good faith (after consultation with the Company Financial Advisor or other independent financial advisors of the Company Board, and outside legal counsel) to be more favorable from a financial point of view to the holders of the Company Common Stock than the transactions contemplated by the Superior Proposal to which it relates.

Section 1.2.            Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Adverse Action”	Section 4.6.2
“Agreement”	Recitals
“Certificate of Merger”	Section 2.4
“Certificates”	Section 3.2.2
“Certification Date”	Section 2.3
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Company”	Preamble
“Company Adverse Recommendation Change”	Section 6.4.2
“Company Board”	Section 3.5.1(a)
“Company Bylaws”	Section 4.2
“Company Certificate”	Section 4.2
“Company Common Stock”	Section 3.1.1
“Company Disclosure Schedule”	Article IV
“Company Financial Advisor”	Section 4.16

“Company Form 10-K”	Section 4.2
“Company Leased Premises”	Section 4.15
“Company Material Contract”	Section 4.9
“Company Options”	Section 3.5.1(a)(i)
“Company Owned Properties”	Section 4.15
“Company Preferred Stock”	Section 4.3.1
“Company Properties”	Section 4.15
“Company Recommendation”	Section 4.16
“Company Representatives”	Section 6.3.1(a)
“Company Restricted Stock Awards”	Section 3.5.1(a)(ii)
“Company Rights”	Section 3.1.1
“Company Rights Agreement”	Section 3.1.1
“Company SEC Filings”	Section 4.7.1
“Company Stockholders’ Meeting”	Section 6.2.3
“Company Subsidiary”	Section 4.1
“Confidentiality Agreement”	Section 6.3.2
“D&O Insurance”	Section 6.9.2
“DGCL”	Recitals
“Dissenting Shares”	Section 3.1.1
“Dissenting Stockholders”	Section 3.1.1
“Effective Time”	Section 2.4
“ERISA”	Section 4.8.2
“Exchange Agent”	Section 3.2.1
“Exchange Fund”	Section 3.2.1
“Government Consents”	Section 6.5.2
“Health Care Laws”	Section 4.6.3
“Health Care Programs”	Section 4.6.2
“IRS”	Section 4.8.1
“Merger”	Recitals
“Merger Consideration”	Section 3.1.1
“Merger Sub”	Preamble
“Option Payments”	Section 3.5.1(a)(i)
“Parent”	Preamble
“Parent Bylaws”	Section 5.2
“Parent Certificate”	Section 5.2
“Parent Form 10-K”	Section 5.2
“Parent Representatives”	Section 6.3.1(a)
“Parent SEC Filings”	Section 5.8.1
“Parent Welfare Benefit Plan”	Section 6.8.4
“Permitted Liens”	Section 4.15
“Property Restrictions”	Section 4.15
“Proxy Statement”	Section 4.20
“Restricted Stock Payments”	Section 3.5.1(a)(ii)
“Severance Policy”	Section 6.8.7
“Stockholder Approval”	Section 4.4.1
“Surviving Corporation”	Section 2.1

“Termination Date”	Section 8.1(b)(ii)
“Termination Fee”	Section 8.4.1

Section 1.3.            Interpretation. In this Agreement, unless otherwise specified, the following rules of interpretation apply:

(a)           references to Articles, Sections, Subsections, Schedules, Exhibits, Clauses and Parties are references to articles, sections, subsections, schedules, exhibits and clauses of, and parties to, this Agreement;

(b)           references to any Person include references to such Person’s permitted successors and permitted assigns;

(c)           any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular;

(d)           words importing one gender include the other gender;

(e)           references to the word “including” do not imply any limitation;

(f)            references to months are to calendar months;

(g)           the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(h)           references to “$” or “dollars” refer to U.S. dollars;

(i)            to the extent this Agreement refers to information or documents having been made available (or delivered or provided) to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company, any Company Subsidiary or any Company Representative has made such information or document available (or delivered or provided such information or document) to any of Parent, Merger Sub, or any Parent Representative; and

(j)            a defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined.

ARTICLE II
THE MERGER

Section 2.1.            The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2.            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Strasburger & Price, L.L.P., 901 Main Street, Suite 4400, Dallas, Texas 75202 at 10:00 a.m., Dallas time, on the last Business Day of the first calendar month during which the conditions set forth in Article VII have been satisfied (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions which, by their terms, are not capable of being satisfied until the Closing but subject to satisfaction of such conditions at the Closing) or (ii) at such other place, time and/or date as the Parties may otherwise agree upon in writing.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  Notwithstanding anything in this Section 2.2 to the contrary, in the event the date provided above for the Closing is a date later than the second Business Day following the date on which all conditions set forth in Article VII have been satisfied (other than (a) those conditions that are waived in accordance with the terms of this Agreement by the Party or Parties for whose benefit such conditions exist and (b) any such conditions which, by their terms, are not capable of being satisfied until the Closing but subject to satisfaction of such conditions at the Closing) (the “Certification Date”), then the provisions of Section 2.3 below shall apply.

Section 2.3             Certification Closing.  In the event this Section 2.3 becomes applicable in accordance with the last sentence of Section 2.2, then notwithstanding any provision in this Agreement to the contrary: (i) each of the representations and warranties of the Company contained in this Agreement shall only relate to facts and events occurring on or prior to the Certification Date, and any facts or events occurring after the Certification Date shall be of no force or effect in determining the truthfulness and correctness of such representations and warranties, and (ii) Section 7.2.1 and Section 7.2.2 shall each be deemed amended such that the references to the term “Effective Time” contained therein shall be deemed to refer to the Certification Date.

Section 2.4.            Effective Time. If all of the conditions to the Merger set forth in Article VII have been satisfied or waived and this Agreement shall not have been terminated as provided in Article VIII, the Parties shall cause a certificate of merger (the “Certificate of Merger”) to be properly executed and filed with the Secretary of State of the State of Delaware on the Closing Date, in accordance with the DGCL and the terms of this Agreement.  The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such other time as is mutually agreed to in writing by Parent and the Company and specified as the effective time of the Merger in the Certificate of Merger (the date and time at which the Merger becomes effective, the “Effective Time”).”

Section 2.5.            Effect of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 2.6.            Certificate of Incorporation; Bylaws. At the Effective Time, the Company Certificate and the Company Bylaws in effect immediately prior to the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended in accordance with their respective terms and applicable Law.

Section 2.7.            Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall at the Effective Time become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall at the Effective Time become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

ARTICLE III
CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1.            Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company or its stockholders, the following shall occur.

Section 3.1.1.               Each share of common stock, par value $.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 3.1.2, and any shares of Company Common Stock that are held by stockholders exercising appraisal rights pursuant to Section 262 of the DGCL (“Dissenting Stockholders”)) (and for purposes hereof each share of Company Common Stock shall be deemed to include the associated rights of the Company (the “Company Rights”) attributable to such share pursuant to the Rights Agreement, dated as of February 6, 1997, between the Company and American Stock Transfer & Trust Company, as Rights Agent, as amended (the “Company Rights Agreement”)), shall be converted, subject to Section 3.2.4, into the right to receive Twenty Dollars ($20.00) in cash, payable to the holder thereof, without interest (the “Merger Consideration”).  All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate that immediately prior to the Effective Time represented such shares shall thereafter represent the right to receive the Merger Consideration therefor; provided, however, that shares of the Company held by Dissenting Stockholders (“Dissenting Shares”) will be treated in accordance with Section 3.3, and shares to be canceled pursuant to Section 3.1.2 shall be treated as provided in Section 3.1.2.  Certificates previously representing shares of Company Common Stock (other than Dissenting Shares or shares to be canceled pursuant to Section 3.1.2) shall be exchanged for the Merger Consideration, without interest, upon the surrender of such Certificates in accordance with the provisions of Section 3.2.

Section 3.1.2.               Each share of Company Common Stock held by Parent, Merger Sub, any Subsidiary of Parent or Merger Sub, in the treasury of the Company or by any Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 3.1.3.               Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Following the Effective Time, each certificate evidencing ownership of shares of Merger Sub common stock shall evidence ownership of such shares of the Surviving Corporation.

Section 3.1.4.               If between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Merger Consideration, the Option Payments and the Restricted Stock Payments shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

Section 3.2.                                   Exchange of Certificates.

Section 3.2.1.               At the Closing, Parent shall deposit, or shall cause to be deposited, with StockTrans, Inc. or another bank or trust company designated by Parent and satisfactory to the Company (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article III through the Exchange Agent, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of the Merger Consideration (the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver out of the Exchange Fund the Merger Consideration contemplated to be paid pursuant to Section 3.1. The cash included in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and, following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of the shares of the Company Common Stock in the amount of any such losses, and (ii) such investments shall be (a) in obligations of, or guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, (b) in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or (c) in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent, as Parent directs. The cash in the Exchange Fund shall not be used for any other purpose.

Section 3.2.2.               Promptly following the Effective Time (but in no event later than two (2) Business Days following the Effective Time), Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and the form of which shall be subject to the consent of the Company prior to the Effective Time, such consent not to be unreasonably withheld) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions (or, if such shares are held in book-entry or other uncertificated form, upon the entry through a book-entry transfer agent of the surrender of such shares on a book-entry account statement (it being understood that any references herein to “Certificates” shall be deemed to include references to book-entry account statements relating to the ownership of shares of Company Common Stock)), the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the shares of Company Common Stock formerly represented by such Certificate, and the Certificate so surrendered shall forthwith be canceled.  No interest will be paid or accrued on any Merger Consideration payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration or the right to demand to be paid the “fair value” of the shares represented thereby as contemplated by Section 3.3.

Section 3.2.3.               All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock (and each Company Right associated therewith) in respect of which such payment is made.

Section 3.2.4.               Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon.

Section 3.2.5.               None of Parent, the Company or the Surviving Corporation shall be liable to any holder of shares of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 3.2.6.               If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable and customary amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such lost, stolen or destroyed Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, without any interest thereon.

Section 3.2.7.               Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent,

such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

Section 3.3.            Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, if any Dissenting Stockholder shall demand to be paid the “fair value” of such Dissenting Stockholder’s shares of Company Common Stock, as provided in Section 262 of the DGCL, such shares of Company Common Stock (which shall be deemed to include the Company Rights associated with such shares) shall not be converted into or exchangeable for the right to receive the Merger Consideration (except as provided in this Section 3.3) and shall entitle such Dissenting Stockholder only to payment of the fair value of such shares of Company Common Stock, in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholder withdraws (in accordance with Section 262(k) of the DGCL) or effectively loses the right to dissent. The Company shall give Parent and Merger Sub prompt notice of any written demands for appraisal, withdrawals of demands for appraisal, and any other instrument served pursuant to Section 262 of the DGCL received by the Company. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment of the fair value of a Dissenting Stockholder’s shares of Company Common Stock prior to the Effective Time. If any Dissenting Stockholder shall have effectively withdrawn (in accordance with Section 262(k) of the DGCL) or lost the right to dissent, then as of the later of the Effective Time or the occurrence of such event, the shares of Company Common Stock held by such Dissenting Stockholder shall be cancelled and converted into and represent the right to receive the Merger Consideration payable in respect thereof pursuant to Section 3.1.

Section 3.4.            Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed (after giving effect to the exchange of Certificates described in Section 3.2.2) and thereafter, there shall be no further registration of transfers of shares of Company Common Stock theretofore outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall represent the right to receive the Merger Consideration payable in respect thereof as provided herein.

Section 3.5.                                   Company Equity Awards.

Section 3.5.1.

(a)           Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof) (the “Company Board”) shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, concurrent with the Effective Time:

(i)            each outstanding, unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) granted pursuant to the equity compensation plans set forth in Schedule 3.5.1(a) of the Company

Disclosure Schedule, whether or not then exercisable, conditioned or vested, and irrespective of the exercise price per share thereof, shall fully vest and be deemed to be exercised in full and cancelled and each holder of a Company Option shall be entitled to receive at the Effective Time, in consideration of the deemed exercise and cancellation of such Company Option, a cash payment (such consideration being the “Option Payments”) in an amount equal to the product of (i) the amount of the per share Merger Consideration, less the applicable exercise price per share of such Company Option, and (ii) the total number of shares of Company Common Stock subject to such Company Option (determined on the basis that such Company Option is fully vested and currently exercisable), without interest and subject to any applicable withholding or other Taxes required by applicable Law to be withheld; and

(ii)           each outstanding and unvested restricted stock award granted by the Company (“Company Restricted Stock Awards”) pursuant to the equity compensation plans set forth in Schedule 3.5.1(a) of the Company Disclosure Schedule, whether or not then conditioned, shall be deemed to be fully vested and cancelled and each holder of a Company Restricted Stock Award shall be entitled to receive at the Effective Time, in consideration of the deemed cancellation of such Company Restricted Stock Award, a cash payment (such consideration being the “Restricted Stock Payments”) equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time and (y) the amount of the per share Merger Consideration; provided, however, that the Restricted Stock Payments shall be paid without interest and shall be subject to any applicable withholding or other Taxes required by applicable Law to be withheld.

Concurrent with the Effective Time, each Company Option and each Company Restricted Stock Award shall be canceled and terminated and shall only entitle the Person who previously held the same to payment of the Option Payment and/or Restricted Stock Payment, as the case may be, payable to such Person as described in this Section 3.5.1.  At the Closing, Parent shall take all steps necessary to ensure that the Surviving Corporation or the Company makes all Option Payments and Restricted Stock Payments to the respective Persons entitled thereto in accordance with this Section 3.5.1.  Each Option Payment and each Restricted Stock Payment pursuant to this Section 3.5.1(a) shall be made by check, dated the Closing Date, (i) made payable to the respective Person entitled thereto, and (ii) delivered to such Person by hand, or mailed via overnight courier to such Person, on the Closing Date.

(b)           Notwithstanding the foregoing, payments pursuant to Section 3.5.1(a) to Persons listed on Schedule 3.5.1(b) of the Company Disclosure Schedule shall be subject to Section 6 of their respective Executive Agreements relating to certain tax matters.

(c)           Concurrently with the execution and delivery of this Agreement, the Company has made available to Parent a schedule stating the name of the holder of each Company Option and each Company Restricted Stock Award, the number of shares of Company Common Stock subject to each such Company Option and Company Restricted

Stock Award, and the exercise price of each such Company Option, in each case as of November 30, 2006.  Not less than five (5) Business Days prior to the Closing Date, the Company shall update such schedule as necessary so that it will be accurate as of the Closing Date.  Such updated schedule shall also reflect (i) the amount of the Option Payment to be made pursuant to this Section 3.5.1 to each holder of a Company Option, (ii) the amount of the Restricted Stock Payment to be made pursuant to this Section 3.5.1 to each holder of a Company Restricted Stock Award, and (iii) the mailing address of each such holder of a Company Option or Company Restricted Stock Award.

Section 3.5.2.               The provisions of this Section 3.5 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each holder of any Company Options or Company Restricted Stock Awards, and their respective heirs, beneficiaries and representatives.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to (i) any information contained, or incorporated by reference, in any of the Company SEC Filings filed prior to the date hereof (but excluding any event or occurrence that (x) is contemplated in the sections entitled “Risk Factors” and “Disclosure Regarding Forward-Looking Statements” in such Company SEC Filings and (y) occurred or occurs after August 31, 2006) and (ii) such exceptions as are disclosed in the disclosure schedule delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (the “Company Disclosure Schedule”) (it being understood that (a) any matter or item disclosed in any Schedule of the Company Disclosure Schedule shall be deemed also to be disclosed in (1) any other Schedule of the Company Disclosure Schedule that specifically references or cross-references such first Schedule and (2) other Schedules of the Company Disclosure Schedule to the extent it is reasonably apparent (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other Schedules of the Company Disclosure Schedule, and (b) the disclosure of any matter or item in the Company Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item would, alone or together with any other matter or item, have or be reasonably expected to have a Company Material Adverse Effect), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1.            Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of the Company (“Company Subsidiary”) has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be.  Schedule 4.1 of the Company Disclosure Schedule contains a complete list of all of the Company Subsidiaries. Each of the Company and the Company Subsidiaries has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and the Company Subsidiaries is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available or will make available to Parent complete and correct copies of the certificate of incorporation and bylaws (or similar organizational documents) of the Company and each Company Subsidiary, and all amendments thereto, as currently in effect.

Section 4.2.            Certificate of Incorporation and Bylaws; Corporate Books. The copies of the Company’s Certificate of Incorporation, as amended (the “Company Certificate”), and Amended and Restated Bylaws, as amended (the “Company Bylaws”), that are filed, or incorporated by reference, as exhibits to the Company’s Form 10-K for the year ended August 31, 2006 (the “Company Form 10-K”), are complete and correct copies thereof as in effect on the date hereof. True and complete copies of all minute books of the Company will be made available by the Company to Parent.

Section 4.3.            Capitalization; Subsidiaries.

Section 4.3.1.               The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 500,000 shares of preferred stock, par value $.10 per share (the “Company Preferred Stock”). As of December 1, 2006, there were (i) 15,062,941 shares of Company Common Stock (other than treasury shares) issued and outstanding, (ii) 19,100 shares of Company Common Stock held in the treasury of the Company, (iii) 1,177,440 shares of Company Common Stock issuable upon exercise of outstanding Company Options, (iv) 348,328 shares of Company Common Stock issuable upon vesting of outstanding Company Restricted Stock Awards, and (v) no shares of Company Preferred Stock issued and outstanding.

Section 4.3.2.               All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights and were not issued in violation in any material respect of any federal or state securities Laws. Except as set forth in Section 4.3.1 or in Schedule 4.3.2 of the Company Disclosure Schedule, (i) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any Equity Interests, or securities convertible into or exchangeable for Equity Interests, (ii) there are no outstanding contractual obligations of the Company affecting the voting rights of or requiring the repurchase, redemption or disposition of any Equity Interests in the Company, and (iii) since December 1, 2006, the Company has not issued any Equity Interests, or securities convertible into or exchangeable for Equity Interests, other than as would otherwise be permitted by this Agreement.

Section 4.3.3.               All of the outstanding shares of capital stock or other Equity Interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights and, except as set forth in Schedule 4.3.3 of the Company Disclosure Schedule, are held, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens. Except as set forth in Schedule 4.3.3 of the Company Disclosure Schedule, (i) there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound obligating any Company Subsidiary to issue or sell any Equity Interests, or securities convertible into or exchangeable for Equity Interests, (ii) there are no outstanding contractual obligations of the Company or any Company Subsidiary affecting the voting rights of or requiring the repurchase, redemption or disposition of any Equity Interests in any Company Subsidiary, and (iii) since December 1, 2006, no Company Subsidiary has issued any Equity Interests, or securities convertible into or exchangeable for Equity Interests, other than as would otherwise be permitted by this Agreement.

Section 4.4.                                   Authority.

Section 4.4.1.               The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no votes of the stockholders of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than, with respect to the Merger, the affirmative vote of holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement and approve the transactions provided for herein (the “Stockholder Approval”). This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming this Agreement is a valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 4.4.2.               Assuming the accuracy of the representation and warranty in Section 5.12, the Company has taken all appropriate actions so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement and the transactions contemplated hereby, including the Merger, without any further action on the part of the stockholders of the Company or the Company Board.

Section 4.5.                                   No Conflict; Required Filings and Consents.

Section 4.5.1.               The execution, delivery and performance by the Company of this Agreement do not (i) assuming the Stockholder Approval is obtained, conflict with or violate any provision of the Company Certificate or the Company Bylaws or any similar organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals or authorizations described in Section 4.5.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 4.5.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected or (iii) except as shown on Schedule 4.5.1 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.5.2.               The execution, delivery and performance of this Agreement by the Company do not require any consent, approval or authorization of, or filing by the Company with or notification by the Company to, any Governmental Entity, except (i) under the Exchange Act, any applicable Blue Sky Law, the rules and regulations of NASDAQ, applicable Health Care Laws, the HSR Act or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL, (iii) under any Health Care Program, (iv) under any matter listed on Schedule 4.5.2 of the Company Disclosure Schedule, and (v) where failure to obtain such consents, approvals, or authorizations, or to make such filings or notifications, would not (a) prevent or materially delay the consummation of the Merger, (b) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement, or (c) individually or in the aggregate have or reasonably be expected to have a Company Material Adverse Effect.

Section 4.6.                                   Compliance with Laws.

Section 4.6.1.               Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries hold all Company Permits necessary for the lawful conduct of its business or ownership, use, occupancy and operation of its assets and properties, (ii) except as shown on Schedule 4.6.1 of the Company Disclosure Schedule, the Company and each Company Subsidiary is in compliance with the terms of such Company Permits, except for such matters for which the Company or a Company Subsidiary has received written notice from a Governmental Entity, which notice asserts a lack of compliance with a particular Company Permit, but which permits the Company or a Company Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice, to the extent such cure is being undertaken by the Company or a Company Subsidiary, and (iii) except as shown on Schedule 4.6.1 of the Company Disclosure Schedule, none of the businesses of the Company or any Company Subsidiary is being conducted in violation of any Law applicable to the Company or such Company Subsidiary or by which any property or asset of the Company or such Company Subsidiary is bound, except where such violation is subject to cure within a reasonable period of time by the Company or Company Subsidiary, to the extent such cure is being undertaken by the Company or such Company Subsidiary.

Section 4.6.2.               Schedule 4.6.2 of the Company Disclosure Schedule lists all Company Health Care Facilities that participate in or otherwise seek payments or services from the Medicare, Medicaid, TRICARE or any other state or federal health care programs (collectively, “Health Care Programs”).  Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, each Company Health Care Facility listed on Schedule 4.6.2 of the Company Disclosure Schedule is in compliance with the requirements for participation in the Health Care Programs in which such Company Health Care Facility participates as shown on Schedule 4.6.2 of the Company Disclosure Schedule.  Except for matters set forth on Schedule 4.6.2 of the Company Disclosure Schedule or matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, there is no claim, action, litigation, proceeding, notice of noncompliance or demand letter (“Adverse Action”) before any Governmental Entity pending, received or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any Company Health Care Facility that relates in any way to a violation of any Law pertaining to the Health Care Programs or that could result in the imposition of penalties on any Company Health Care Business or the exclusion of any Company Health Care Business from participation in any Health Care Programs.

Section 4.6.3.               Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, the operations of each Company Health Care Business are in compliance with (i) all relevant state and federal civil or criminal health care Laws applicable to, or governing payment and reimbursement for the services provided at, such Company Health Care Business, including the federal Anti-kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Civil Money Penalties Law (42 U.S.C. § 1320a-7a; 42 U.S.C. § 1320c-8(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), the exclusion Laws (42 U.S.C. § 1320a-7), or the regulations promulgated pursuant to such Laws, and comparable state Laws, and (ii) accreditation standards and all other state and federal Laws, regulations, manual provisions, policies and administrative guidance relating to the regulation of such operations, including licensure, claim submission, billing, coding, staffing requirements, medical waste storage and disposal and applicable health and fire safety codes (all of the foregoing referred to in subclauses (i) and (ii) of this Section 4.6.3, collectively, “Health Care Laws”), except in each case for such matters for which the Company or a Company Subsidiary has received written notice from a Governmental Entity or accrediting body, which notice asserts a lack of compliance with a particular Health Care Law, but which permits the Company or a Company Subsidiary to cure such non-compliance within a reasonable period of time following the issuance of such notice, to the extent such cure is being undertaken by the Company or a Company Subsidiary.

Section 4.6.4.               Except for matters set forth on Schedule 4.6.4 of the Company Disclosure Schedule or matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, (i) there are no Adverse Actions pending or, to the Knowledge of the Company, threatened with respect to a violation by the Company or any Company Health Care Business of any Health Care Law, and (ii) to the Company’s Knowledge, there are no events or circumstances that, if brought to the attention of a Governmental Entity, could reasonably be expected to result in a violation by the Company or any Company Health Care Business of any Health Care Law.

Section 4.6.5.               Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, all claims for payment or cost reports filed or required to be filed by the Company or any Company Subsidiary with respect to the Company Health Care Businesses under any Health Care Program or any private payor programs have been prepared and filed in accordance with all applicable state and federal Laws and other legal requirements.

Section 4.7.                                   SEC Filings; Financial Statements.

Section 4.7.1.               The Company has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since September 1, 2005 (collectively, the “Company SEC Filings”). Each Company SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

Section 4.7.2.               Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, as permitted by the Securities Act or the Exchange Act, as applicable, and the applicable form thereunder) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and cash flows of the Company for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect).

Section 4.7.3.               The Company and the Company Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a consolidated balance sheet of the Company or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) that are reflected in the consolidated financial statements (including the notes thereto) filed by the Company as part of the Company Form 10-K, (ii) that were incurred after August 31, 2006 in the ordinary course of business and consistent with past practice or (iii) that were incurred under this Agreement or in connection with the transactions contemplated hereby.

Section 4.7.4.               The Company has designed internal controls to ensure that material information relating to the Company’s consolidated financial statements and other financial information is made known to its executive officers by other officers and employees of the Company and the Company Subsidiaries.  Except as set forth in Schedule 4.7.4 of the Company Disclosure Schedule, there are no significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize, and report financial data.

Section 4.8.                                   Benefit Plans; Employees and Employment Practices.

Section 4.8.1.               Schedule 4.8.1 of the Company Disclosure Schedule contains a list of each material Company Benefit Plan. The Company has made available to Parent copies of (i) each material Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Department of Labor with respect to each such Company Benefit Plan for each of the last three (3) years, (iii) the most recent summary plan description for each such Company Benefit Plan for which a summary plan description is required, and (iv) the most recent determination letter issued by the U.S. Internal Revenue Service (“IRS”) with respect to any such Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

Section 4.8.2.               Except for such exceptions that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect: (i) each Company Benefit Plan is in compliance with any applicable provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and/or the Code; and (ii) the Company and each Company Subsidiary are in compliance with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Section 4.8.3.               Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and, to the Company’s Knowledge, no fact or event has occurred since the date of such determination letter that could reasonably be expected to materially adversely affect the qualified status of any such Company Benefit Plan.

Section 4.8.4.               Neither the Company nor any trade or business that, together with the Company, would be deemed a single employer within the meaning of Section 4001 of ERISA maintains or contributes to any Multiemployer Plan or multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA or is liable for any “defined benefit plan” (as defined in Section 3(35) of ERISA) subject to Title IV of ERISA. Except as set forth on Schedule 4.8.4 of the Company Disclosure Schedule and for matters that, individually, or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, no Company Benefit Plan provides for, and no agreements have been entered into by the Company or any Company Subsidiary promising or guaranteeing, the continuation of medical, dental, vision, life or disability insurance coverage for any current or former employees of the Company or any Company Subsidiary or their beneficiaries for any period of time beyond the periods set forth in Section 4980B(f) of the Code.

Section 4.8.5.               Neither the Company nor any Company Subsidiary is a party to any collective bargaining or other labor union contracts and no collective bargaining agreement is being negotiated by the Company or any Company Subsidiary. There is no pending labor dispute, strike or work stoppage against the Company or any Company Subsidiary that has interfered with the respective business activities of the Company or the Company Subsidiaries, except where such dispute, strike or work stoppage, individually or in the aggregate, has not resulted in or would not reasonably be expected to have a Company Material Adverse Effect. There is no pending charge or complaint against the Company or any Company Subsidiary by the National Labor Relations Board or any comparable state agency, except where such charge or complaint, individually or in the aggregate, has not resulted in or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.8.6.               Certain of the Company Subsidiaries lease employees of Atlantic Professional Employers, Inc. pursuant to certain contracts, true, correct and complete copies of which have been made available to Parent. Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Benefit Plan has properly classified individuals providing services to the Company as independent contractors or employees, as the case may be. As used herein, the term “Company Benefit Plan” does not include any Benefit Plan maintained by Atlantic Professional Employers, Inc.

Section 4.8.7.               Except as disclosed on Schedule 4.8.7 of the Company Disclosure Schedule , no Company Benefit Plan or other agreement exists that will result in the payment by the Company or any Company Subsidiary to any present or former employee or director of the Company or any Company Subsidiary of any money or other property or accelerate or provide any other rights or benefits to any present or former employee or director of the Company or any Company Subsidiary as a result of the transactions contemplated by this Agreement. No such payments listed on Schedule 4.8.7 of the Company Disclosure Schedule or payable under any such Company Benefit Plans made available to Parent are “excess parachute payments” within the meaning of Section 280G of the Code.

Section 4.8.8.               All Company Options were granted at fair market value on the effective date of grant of the Company Option.  All Company Options were either granted on the date of approval by the Compensation Committee of the Company Board or at a later date specified by the Compensation Committee.

Section 4.9.            Company Material Contracts. Except as filed as exhibits to the Company SEC Filings filed prior to the date of this Agreement, or as disclosed in Schedule 4.9 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or bound by any Contract that (i) as of the date hereof, is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC) or (ii) (a) requires aggregate expenditures by the Company or any Company Subsidiary in excess of $2,000,000, (b) requires annual expenditures by the Company or any Company Subsidiary in excess of $1,000,000 and is not cancelable within one year, (c) would prohibit or materially delay the consummation of the Merger, (d) is a material Contract relating to the borrowing of money or the guarantee of any such obligation by the Company or any Company Subsidiary, (e) is a joint venture or partnership arrangement or provides for the sharing of any material revenues or material profits of the Company or any Company Subsidiary with a Third Party, (f) is a material employment, change of control, retention, indemnification or severance agreement, (g) contains covenants limiting the ability of the Company or any Company Subsidiary to engage in any line of business or compete with any Person or operate at any location or (h) any other agreement not in the ordinary course of the business of the Company and the Company Subsidiaries that requires expenditures of at least $300,000 by the Company or any Company Subsidiary.  Each Contract of the type described in this Section 4.9, whether or not set forth in Schedule 4.9 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary, as applicable, in full force and effect and enforceable against the Company or a Company Subsidiary in accordance with its terms, (ii) the Company has not received written notice that any Company Material Contract is not a legal, valid and binding obligation of the counterparty thereto, in full force and effect and enforceable against such counterparty in accordance with its terms, (iii) neither the Company nor any Company Subsidiary and, to the Company’s Knowledge, no counterparty is in breach or violation of, or default under, any Company Material Contract, (iv) none of the Company or any Company Subsidiary has received any claim of default under any Company Material Contract, and (v) to the Company’s Knowledge, no event has occurred that would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both).

Section 4.10.          Litigation.  Except for matters set forth on Schedule 4.10 of the Company Disclosure Schedule or matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to result in a liability to the Company and/or the Company Subsidiaries in excess of $500,000 or otherwise be material or subject the Company and/or the Company Subsidiaries to a material and adverse injunction, (i) there is no suit, claim, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, (ii) none of the Company or any of the Company Subsidiaries is subject to any outstanding Order and (iii) to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any investigation, action, suit or proceeding that would reasonably be expected by the Company:  (x) not to be covered by insurance maintained by the Company and/or the Company Subsidiaries and (y) to result in a liability to the Company and/or the Company Subsidiaries in excess of $500,000.  As of the date hereof, (i) there is no Adverse Action pending or, to the Knowledge of the Company, threatened, against the Company or any Company Subsidiary that seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or that seeks damages in connection therewith and (ii) no injunction has been entered or issued with respect to the transactions provided for herein.

Section 4.11.          Environmental Matters. Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect: (i) each of the Company and the Company Subsidiaries is in compliance with Environmental Law, (ii) each of the Company and the Company Subsidiaries possesses all Company Permits issued pursuant to Environmental Law that are required to conduct the business of the Company and each Company Subsidiary as it is currently conducted, (iii) neither the Company nor any Company Subsidiary has received any written claim or notice of violation from any Governmental Entity alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law and (iv) the Company has not treated, stored, managed, disposed of, transported, handled, released, or used any Materials of Environmental Concern except in the ordinary course of its business and in compliance with all applicable Environmental Laws, and, to the Company’s Knowledge, no Third Party has treated, stored, managed, disposed of, transported, handled, released or used any Materials of Environmental Concern on any premises used in the conduct of any Company Health Care

Business except in the ordinary course of such Company Health Care Business and in compliance with all applicable Environmental Laws.

Section 4.12.          Intellectual Property. Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company and each Company Subsidiary own or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as it is currently conducted, (ii) during the past three (3) years (or earlier, if not resolved), the Company has not received any written complaint, demand or notice alleging that the Company or any Company Subsidiary has infringed upon or misappropriated any Intellectual Property right of any Third Party in connection with the operation of their business, and (iii) to the Company’s Knowledge, no Third Party is currently infringing or misappropriating Intellectual Property owned by the Company or any Company Subsidiary.

Section 4.13.          Taxes. Except for matters set forth on Schedule 4.13 of the Company Disclosure Schedule or matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect:

Section 4.13.1.             All Tax Returns required to be filed by or with respect to the Company or any Company Subsidiary have been timely filed when due (taking into account any extension of time within which to file). All such Tax Returns are true, correct, and complete in all respects.

Section 4.13.2.             All Taxes of the Company and each Company Subsidiary (whether or not shown on any Tax Return) that have become due and payable have been fully and timely paid, other than any amount that is being contested in good faith by appropriate proceedings and for which proper accruals pursuant to GAAP have been established on the Company’s consolidated financial statements with respect thereto.

Section 4.13.3.             No deficiencies for Taxes have been proposed or assessed in writing against the Company or any Company Subsidiary by any Governmental Entity.  To the Knowledge of the Company, (i) none of the Tax Returns of the Company or any Company Subsidiary is currently being examined by the IRS or relevant state, local or foreign taxing authorities and (ii) there are no threatened or pending disputes, claims, audits, examinations, assessments or proposed assessments regarding any Taxes of the Company or any Company Subsidiary.

Section 4.13.4.             The Company and each Company Subsidiary has duly and timely withheld, collected, paid and reported to the proper Governmental Entity all Taxes required to have been withheld, collected, paid or reported by the Company or such Company Subsidiary, as applicable. The Company and each Company Subsidiary has complied in all respects with all applicable Laws relating to the withholding of Taxes and the payment thereof to the appropriate Governmental Entity.

Section 4.13.5.             There are no Liens upon any property or assets of the Company or any Company Subsidiary for Taxes, except for Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings.

Section 4.13.6.             Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the past three (3) years.

Section 4.13.7.             Neither the Company nor any Company Subsidiary has granted (or is subject to) any waiver or extension (that is currently in effect) of the period of limitations for the assessment or payment of any Tax or other filing of any Tax Return.

Section 4.13.8.             Neither the Company nor any Company Subsidiary is a party to any Tax allocation or sharing agreement.  Neither the Company nor any Company Subsidiary has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law (other than the other members of the consolidated group of which the Company is parent), or as a transferee or successor, by Contract or otherwise.

Section 4.13.9.             The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

Section 4.13.10.           Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date; or (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law).

Section 4.13.11.           Neither the Company nor any Company Subsidiary has participated in a reportable transaction as such term is defined in Treasury Regulation Section 1.6011-4(b).

Section 4.14.          Insurance. The Company or a Company Subsidiary maintains the insurance coverages listed on Schedule 4.14 of the Company Disclosure Schedule. All material policies of title, liability, fire, casualty, business interruption, workers’ compensation and other forms of insurance and bonds insuring each of the Company and the Company Subsidiaries and their assets, properties and operations are in full force and effect.  None of the Company or the Company Subsidiaries is in material default under any provisions of any such policy of insurance nor has any of the Company or the Company Subsidiaries received notice of cancellation of or cancelled any such insurance.  For all material claims made under such policies, the Company and the Company Subsidiaries have timely complied with any applicable notice provisions.

Section 4.15.          Real Estate. Schedule 4.15 of the Company Disclosure Schedule identifies all material real property owned by the Company or the Company Subsidiaries (the “Company Owned Properties”) and all material real property leased by the Company or the Company Subsidiaries as lessee or sublessee (the “Company Leased Premises”, and together with the

Company Owned Properties, the “Company Properties”). The Company Leased Premises are leased or subleased to the Company or a Company Subsidiary pursuant to written leases or subleases, true, correct and complete copies, including all amendments thereto, of which have been made available to Parent. The Company or the respective Company Subsidiary owns fee simple title to each of the Company Owned Properties or has a valid leasehold interest in each of the Company Leased Premises free and clear of any rights of way, easements, encumbrances, written agreements or reservations of an interest in title (collectively, “Property Restrictions”), and other Liens, except for the following (collectively, the “Permitted Liens”): (i) Property Restrictions imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, (ii) Liens and Property Restrictions disclosed on any title commitments, title policies or surveys copies of which have been delivered or made available to Parent, (iii) mechanics’, carriers’, workmen’s, repairmen’s and similar Liens, incurred in the ordinary course of business and which (a) are not yet due and payable, (b) are duly budgeted to be paid and (c) do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, (iv) Liens for Taxes that are not yet due and payable, and (v) Liens set forth on Schedule 4.15 of the Company Disclosure Schedule. Except for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Company Material Adverse Effect, the Company Properties and the business conducted thereon by the Company and the Company Subsidiaries comply in all material respects with the terms of the applicable leases and applicable Laws.  The leases or subleases of the Company Leased Premises are in full force and effect and neither the Company nor any Company Subsidiary is in material default under any of such leases or subleases and, to the Company’s Knowledge, there is no material default by any of the landlords thereunder.

Section 4.16.          Board Approval. On or prior to the date of this Agreement, the Company Board has (i) received from UBS Securities LLC (the “Company Financial Advisor”) its opinion that the Merger Consideration to be received by the holders of Company Common Stock in the Merger is fair from a financial point of view to the holders of Company Common Stock, (ii) determined that this Agreement and the transactions provided for herein, including the Merger, are fair to and in the best interest of the Company and the holders of Company Common Stock, and (iii) adopted resolutions (a) approving this Agreement, (b) declaring this Agreement and the Merger advisable and (c) recommending to the holders of Company Common Stock that they vote in favor of adopting this Agreement (the “Company Recommendation”).

Section 4.17.          Brokers. No broker, finder, financial advisor, investment banker or other Person (other than the Company Financial Advisor, the unpaid fees and expenses of which will be paid by the Company at the Closing) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

Section 4.18.          Absence of Certain Changes. Since September 1, 2006, except as disclosed in the Company SEC Filings or on Schedule 4.18 of the Company Disclosure Schedule, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to, in connection with, or in contemplation of the negotiation and execution of this Agreement and the consummation of the Merger, and (ii) there has not been any event, change, development or set of circumstances that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.19.          Transactions with Affiliates. Except as set forth in the Company SEC Filings, there are no transactions, agreements, arrangements or understandings between the Company or any of the Company Subsidiaries, on the one hand, and any director, executive officer or other Affiliate of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 4.20.          Company Information. None of the written information supplied or to be supplied by the Company or any of its Affiliates specifically for inclusion or incorporation by reference in the proxy statement relating to the Company Stockholders’ Meeting to be held in connection with this Agreement and the transactions contemplated herein (the “Proxy Statement”) will, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the record holders of shares of Company Common Stock or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such matters that are corrected by an amendment or supplement to the Proxy Statement filed with the SEC and made available to the record holders of shares of Company Common Stock prior to the time when the Stockholder Approval is obtained.  All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.  Notwithstanding the foregoing, the Company makes no representation, warranty or agreement with respect to any information supplied or to be supplied by Parent or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement or any such other documents that the Company is responsible for filing with the SEC.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to any information contained, or incorporated by reference, in any of the Parent SEC Filings filed prior to the date hereof (but excluding any event or occurrence that (i) is contemplated in the sections entitled “Risk Factors” and “Special Note Regarding Forward Looking Statements” in such Parent SEC Filings and (ii) occurred or occurs after December 31, 2005), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1.            Organization and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or good standing necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.2.            Certificate of Incorporation and Bylaws . The copies of Parent’s Amended and Restated Certificate of Incorporation, as amended (the “Parent Certificate”), and Amended and Restated Bylaws (the “Parent Bylaws”) that are filed, or incorporated by reference, as exhibits to Parent’s Form 10-K for the year ended December 31, 2005 (the “Parent Form 10-K”), are complete and correct copies thereof as in effect on the date hereof.

Section 5.3.            Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a valid and binding obligation of the Company, this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms.

Section 5.4.            Ownership of Merger Sub; No Prior Activities. Parent owns 100% of the issued and outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its formation and the transactions contemplated by this Agreement, Merger Sub has not incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

Section 5.5.            Financing. Parent will have at the Effective Time sufficient cash or cash-equivalent funds to consummate the transactions contemplated by this Agreement, including (i) acquiring all of the outstanding shares of Company Common Stock in the Merger and paying the Merger Consideration therefor, (ii) performing the obligations of Parent under the last two sentences of Section 3.5.1(a), and (iii) to the extent necessary, satisfying obligations of the Company and the Company Subsidiaries under existing credit facilities of the Company.

Section 5.6.            Vote Required.  No vote of the holders of any class or series of capital stock or other Equity Interests of Parent or Merger Sub is necessary to approve or adopt this Agreement, the Merger or any of the transactions contemplated hereby (other than in the case of Merger Sub, any required vote by Parent as the holder of 100% of Merger Sub’s Equity Interests).  All votes, approvals or consents required to be given by Parent as the holder of 100% of Merger Sub’s Equity Interests to approve and adopt this Agreement, the Merger and any of the transactions contemplated hereby have been duly given by Parent.

Section 5.7.            No Conflict; Required Filings and Consents.

Section 5.7.1.               The execution, delivery and performance by Parent and Merger Sub of this Agreement do not (i) conflict with or violate any provision of the Parent Certificate, the Parent Bylaws or the certificate of incorporation or bylaws of Merger Sub, (ii) assuming that all consents, approvals or authorizations described in Section 5.7.2 will have been obtained prior to the Effective Time and all filings and notifications described in Section 5.7.2 will have been made and any waiting periods thereunder will have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary pursuant to, any Contract to which Parent or any Parent Subsidiary is a party or by which any of their respective properties or assets are bound, except, with respect to clauses (ii) and (iii), for matters that, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.7.2.               The execution, delivery and performance of this Agreement by Parent and Merger Sub do not require any consent, approval or authorization of, or filing by Parent or Merger Sub with or notification by Parent or Merger Sub to, any Governmental Entity or other Person, except (i) under the Exchange Act, any applicable Blue Sky Law, the rules and regulations of NASDAQ, applicable Health Care Laws, the HSR Act or any other antitrust, competition, trade or other regulatory Laws, (ii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iii) under any Health Care Program.

Section 5.8.                                   SEC Filings; Financial Statements.

Section 5.8.1.               Parent has timely filed or furnished all forms, reports and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act, as the case may be, since January 1, 2005 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (i) as of its date, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, no Parent Subsidiary is subject to the periodic reporting requirements of the Exchange Act.

Section 5.8.2.               Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited financial statements, as permitted by the Securities Act or the Exchange Act, as applicable, or the applicable form thereunder) on a consistent basis during the periods indicated (except as may be indicated in the notes thereto), and each presented fairly, in all material respects, the consolidated financial position of Parent as of the respective dates thereof and the consolidated results of operations and cash flows of Parent for the respective periods indicated therein (subject, in the case of unaudited statements, to normal adjustments which, individually or in the aggregate, have not resulted in or would not reasonably be expected to have a Parent Material Adverse Effect).

Section 5.8.3.               Parent and the Parent Subsidiaries have no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a consolidated balance sheet of Parent or in notes thereto prepared in accordance with GAAP, except for liabilities or obligations (i) that are reflected in the consolidated financial statements (including the notes thereto) filed by Parent as part of the Parent Form 10-K, (ii) that were incurred after December 31, 2005 in the ordinary course of business and consistent with past practice or (iii) that were incurred under this Agreement or in connection with the transactions contemplated hereby.

Section 5.9.            Licensing. There is no fact, event or circumstance relating to Parent or any Parent Subsidiary that would reasonably be expected to prevent Parent and/or any Parent Subsidiary from assuming all Company Permits, or obtaining or causing the Surviving Corporation or its Subsidiaries from obtaining new Government Consents, necessary for the lawful conduct of the business of the Surviving Corporation and its Subsidiaries or ownership of the assets and properties of the Surviving Corporation and its Subsidiaries.

Section 5.10.          Litigation. As of the date hereof, (i) there is no Adverse Action pending or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary that seeks to, or would reasonably be expected to, restrain, enjoin or delay the consummation of the Merger or any of the other transactions provided for herein or that seeks damages in connection therewith and (ii) no injunction has been entered or issued with respect to the transactions provided for herein.

Section 5.11.          Brokers. No broker, finder, financial advisor, investment banker or other Person (other than Merrill Lynch, Pierce, Fenner and Smith Incorporated and Citigroup Global Markets Inc., the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.12.          Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.13.          Solvency of the Surviving Corporation. Immediately after giving effect to the transactions contemplated by this Agreement and actions taken in connection with the financing of these transactions, (i) each of the Surviving Corporation and its Subsidiaries will not have incurred debts beyond its ability to pay such debts as they mature or become due, (ii) the then present fair salable value of the assets of each of the Surviving Corporation and its Subsidiaries will exceed the amount that will be required to pay their liabilities (including the amount necessary to provide for contingent liabilities), and their respective debts as they become absolute and mature, (iii) the assets of each of the Surviving Corporation and its Subsidiaries, in each case at a fair valuation, will exceed their respective debts (including the amount necessary to provide for contingent liabilities) and (iv) each of the Surviving Corporation and its Subsidiaries will not have unreasonably small capital to carry on their respective business, either

(a) as presently conducted or (b) as intended by Parent to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Corporation and its Subsidiaries.

Section 5.14.          Parent Information. None of the written information supplied or to be supplied by Parent or any of its Affiliates specifically for inclusion or incorporation by reference in the Proxy Statement will, as of the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the record holders of shares of Company Common Stock or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except for any such matters that are corrected by an amendment or supplement to the Proxy Statement filed with the SEC and made available to the record holders of shares of Company Common Stock prior to the time when the Stockholder Approval is obtained.  All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and other applicable Laws.  Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation, warranty or agreement with respect to any information supplied or to be supplied by the Company or any of its Affiliates for inclusion or incorporation by reference in the Proxy Statement or any such other documents that Parent is responsible for filing with the SEC.

ARTICLE VI
ADDITIONAL AGREEMENTS

Section 6.1.            Conduct of Business Pending the Closing.  The Company agrees that, between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement (including as allowed by any provision of this Section 6.1), as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company will, and will cause each Company Subsidiary to, in all material respects (it being understood that in no event shall the Company’s participation in the negotiation (including activities related to due diligence), execution, delivery or public announcement (in accordance with this Agreement) or the pendency of this Agreement or the transactions contemplated hereby or any actions taken in compliance herewith or the consequences thereof on the respective businesses of the Company and the Company Subsidiaries, be considered a breach of any of the provisions of this Section 6.1), (i) carry on its business in the ordinary course consistent with past practice and (ii) use all reasonable efforts to preserve the relationship with its employees and consultants and to preserve intact its current relationships with such of its customers, suppliers and other Persons (including physicians) with which it has significant business relations. Without limiting the foregoing, and as an extension thereof, except as otherwise contemplated by this Agreement (including any provision of this Section 6.1), as required by applicable Law or as consented to in writing by Parent (such consent not to be unreasonably withheld or delayed), the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following:

(a)           amend or otherwise change the Company Certificate, the Company Bylaws or equivalent organizational documents;

(b)           except as permitted by Section 6.1(k) below, issue, deliver, sell, pledge or encumber, or authorize, propose or agree to the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or the capital stock of the Company Subsidiaries, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock (other than pursuant to the exercise of options, warrants, conversion rights, vesting of Company Restricted Stock Awards and other contractual rights existing on the date hereof) or the capital stock of the Company Subsidiaries;

(c)           declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Company Subsidiary to the Company or to any other wholly-owned Company Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

(d)           reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except pursuant to the exercise of options, warrants and Company Restricted Stock Awards (i) existing on the date hereof or (ii) issued or granted after the date hereof as permitted by Section 6.1(k);

(e)           acquire (including by merger, consolidation, or acquisition of stock or assets), outside of the ordinary course of business, any interest in any Person or any division thereof or any assets, other than any other acquisitions for consideration that is individually not in excess of $2,500,000, or in the aggregate not in excess of $10,000,000;

(f)            sell, lease, license, or otherwise dispose of any of its material assets, other than (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) other dispositions in the ordinary course of business so long as the aggregate value of all assets so disposed of as described in this subclause (ii) does not exceed $500,000, and (iii) as set forth on Schedule 6.1(f) of the Company Disclosure Schedule;

(g)           incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person (other than a wholly-owned Company Subsidiary) for borrowed money, except for (i) indebtedness for borrowed money incurred in the ordinary course of business under existing credit facilities, (ii) indebtedness for borrowed money incurred in connection with an acquisition permitted under the preceding clause (e), and (iii) indebtedness owing by any Company Subsidiary to the Company or any other wholly-owned Company Subsidiary;

(h)           grant any Lien in any of its material assets to secure any indebtedness for borrowed money, except in connection with such indebtedness permitted under the preceding clause (g);

(i)            enter into any new line of business outside of its existing business segments;

(j)            make investments in Persons other than wholly-owned Subsidiaries of the Company, except for ordinary course investments in accordance with the Company’s existing investment policy;

(k)           except as set forth on Schedule 6.1(k) of the Company Disclosure Schedule, adopt or amend any material Company Benefit Plan, increase in any material manner the compensation or fringe benefits of any director, officer or employee of the Company or pay any material benefit not provided for by any existing Company Benefit Plan, in each case except (i) as reasonably necessary to comply with applicable Law, (ii) in connection with entering into or extending in the ordinary course of business any employment or other compensatory agreements or arrangements (A) with individuals other than executive officers or directors of the Company, or (B) that are made available generally to all or substantially all employees of the Company and the Company Subsidiaries (which may include executive officers or directors of the Company), or (iii) general salary increases in the ordinary course of business;

(l)            pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) in the ordinary course of business consistent with past practice, (ii) the performance of contractual obligations in accordance with their terms, or (iii) the payment, discharge, settlement or satisfaction in accordance with their terms, of any individual claim (including a claim for Taxes), liability or obligation that (x) involves payments to or by the Company or any Company Subsidiary of less than $500,000 in the aggregate (plus any additional amounts paid by insurance maintained by the Company or any Company Subsidiary), (y) was or is disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company SEC Filings filed prior to the date hereof, contemplated by documents made available to Parent prior to the date hereof or incurred since the date of such financial statements in the ordinary course of business, or (z) is listed on Schedule 6.1(l) of the Company Disclosure Schedule;

(m)          other than as required by SEC guidelines or GAAP, revalue any assets or make any changes with respect to accounting policies, procedures and practices or change its fiscal year;

(n)           make or change any election for Taxes, change any annual accounting period for Taxes, adopt or change any method of accounting for Taxes, amend any Tax Returns or file claims for material refunds for Taxes or surrender any right to claim a material refund, offset or other reduction in liability for Taxes, enter into any material closing agreement, settle any material Tax claim or assessment relating to the Company or any Company Subsidiary or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any Company Subsidiary;

(o)           enter into, terminate, renew, amend or modify in any material respect or fail to enforce in any material respect any Company Material Contract; or

(p)           except as otherwise contemplated by this Agreement, including Sections 6.1(e) and 6.4, or as otherwise required by Law or any Governmental Entity, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger).

Section 6.2.            Proxy Statement; Company Stockholders’ Meeting.

Section 6.2.1.               Each of Parent and the Company shall cooperate with each other and promptly prepare, and the Company, in consultation with Parent, shall file with the SEC, as soon as reasonably practicable, the Proxy Statement. The respective Parties, in consultation with each other, will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act. The Company shall advise Parent and Merger Sub, promptly after the Company receives notice thereof, when any supplement or amendment to the Proxy Statement has been filed, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information and when the Proxy Statement has been cleared by the SEC. The Company shall also promptly provide Parent and Merger Sub copies of all written correspondence received by the Company from the SEC and summaries of all oral comments received by the Company from the SEC in connection with the transactions contemplated by this

Agreement. Each Party shall promptly provide the other Parties with drafts of all correspondence intended to be sent by such Party to the SEC in connection with the transactions contemplated by this Agreement and allow each such other Party the opportunity to comment thereon prior to delivery to the SEC.  The Company, after consultation with Parent, shall use its commercially reasonable best efforts to respond to any comments made by the SEC with respect to the Proxy Statement, and the Company shall have the Proxy Statement cleared by the SEC as promptly as reasonably practicable.

Section 6.2.2.               As promptly as reasonably practicable after the Proxy Statement is cleared by the SEC, the Company shall mail the Proxy Statement to the record holders of shares of Company Common Stock.  Subject to Section 6.4.2, the Proxy Statement shall include the Company Recommendation.  If, at any time prior to the Effective Time, any information relating to any of the Parties hereto, or their respective Affiliates, officers or directors, is discovered by any Party which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company.

Section 6.2.3.               Subject to Section 6.4.2, (i) the Company shall call and use its commercially reasonable efforts to hold a meeting of its stockholders for the purpose of obtaining the Stockholder Approval (the “Company Stockholders’ Meeting”) as promptly as reasonably practicable following the date on which the Proxy Statement is cleared by the SEC, and (ii) the Company will use all commercially reasonable efforts to obtain from its stockholders proxies in favor of the adoption and approval of this Agreement and to take all other action necessary to secure the vote or consent of stockholders of the Company required by the DGCL to effect the Merger.  Without limiting the generality of the foregoing, but subject to Section 6.4.2, the Company’s obligation to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting as provided in this Section 6.2.3 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Parent of any Takeover Proposal or (ii) the withdrawal, qualification or modification by the Company Board of the Company Recommendation to holders of Company Common Stock; provided, however, that the Company may adjourn or postpone the Company Stockholders’ Meeting if the Company is advised by outside legal counsel that failure to do so could reasonably be expected to result in a violation of the U.S. federal securities Laws.  Parent covenants and agrees that, at the Company Stockholders’ Meeting, all shares of Company Common Stock, if any, owned by Parent or any Affiliate of Parent shall be voted in favor of adoption and approval of this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.2.4.               Nothing in this Section 6.2 shall be deemed to prevent the Company or the Company Board from taking any action they are permitted or required to take under, and in compliance with, Section 6.4 or are required to take under applicable Law.    Subject to Section 6.1, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

Section 6.3.                                   Access to Information; Confidentiality.

Section 6.3.1.

(a)           From the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary and each of its and their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Company Representatives”) to: (i) provide to Parent and the Parent Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”) access at reasonable times during normal business hours, upon prior notice to a Company Representative designated in Exhibit B.1 hereto, to the officers, employees, agents, properties, offices and other facilities of the Company or such Company Subsidiary and to the books and records thereof and (ii) furnish or cause to be furnished such reasonably available information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or the Parent Representatives may reasonably request.  Without limiting the foregoing, during the period prior to the Closing Date, the Company shall provide Parent as promptly as practicable (and in any event within thirty (30) days following the end of each month) a copy of the following items (each of which shall be prepared in the same format as the comparable items that were made available to Parent prior to the date of this Agreement with respect to the month of October 2006): (a) an unaudited consolidated balance sheet of each division of the Company for each of the months ended after October 31, 2006 and prior to the Closing Date, and (b) the monthly operating report and a monthly income statement for each division of the Company and for each Company Health Care Facility for each such month, along with a comparison of the actual results for each line item to the budgeted amounts for such line item.

(b)           Without the prior written consent of the Company and, if required by the Company, without being accompanied by a Company Representative, prior to the Effective Time none of Parent, any Parent Subsidiary, or any Parent Representative shall contact or engage in any discussions with any customer or referral source of the Company or any Company Subsidiary regarding this Agreement or any of the transactions or actions contemplated by this Agreement.

Section 6.3.2.               With respect to the information disclosed pursuant to Section 6.3.1, the Parties shall comply with, and Parent shall cause each Parent Representative and the Company shall cause each Company Representative to comply with, all of their respective obligations under the confidentiality agreement, dated as of September 26, 2006, between the Company and Parent (as such agreement may be amended from time to time, the “Confidentiality Agreement”), it being understood and agreed by the Parties that, notwithstanding Section 6.3.1, (i) the Company, the Company Subsidiaries and the Company Representatives shall have no obligation to furnish, or provide any access to, any information to any Person not a party or subject to the Confidentiality Agreement, (ii) Section 6.3.1 shall not require the Company to take or allow actions that would unreasonably interfere with the Company’s or any Company Subsidiary’s operation of its business, and (iii) the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company or any Company Subsidiary is a party or violate any Law, or where such access to information may involve the waiver of a disclosure privilege or be otherwise adverse to the interests of the Company or any Company Subsidiary.

Section 6.4.                                   No Solicitation of Transactions.

Section 6.4.1.               Subject to the other provisions of this Section 6.4, the Company shall, and shall cause each Company Subsidiary to, immediately cease and cause to be suspended any discussions or negotiations with any parties (other than Parent, Merger Sub and the Parent Representatives) that may be ongoing with respect to a Takeover Proposal. The Company shall not, and shall cause each Company Subsidiary not to, (i) directly or indirectly (through any Person) solicit, initiate, or knowingly encourage any Takeover Proposal, (ii) enter into any agreement or agreement in principle with respect to a Takeover Proposal, or (iii) participate in any way in any negotiations or discussions regarding, or furnish or disclose to any Third Party any confidential information with respect to, any Takeover Proposal; provided, however, that at any time prior to obtaining the Stockholder Approval and notwithstanding any provision of this Agreement to the contrary (including this Section 6.4), in response to a bona fide written Takeover Proposal that was received but not solicited by the Company, a Company Subsidiary, or a Company Representative on its behalf, after the date hereof that the Company Board determines in good faith constitutes, or could reasonably be expected to lead to, a Superior Proposal, the Company may furnish information and/or draft agreements with respect to the Company and the Company Subsidiaries to, and enter into negotiations or discussions with, the Person making such Takeover Proposal (and its officers, directors, partners, employees, accountants, consultants, legal counsel, advisors, agents and other representatives) pursuant to a customary confidentiality agreement not less favorable in any material respect to the Company than the Confidentiality Agreement (exclusive of any standstill provisions contained therein).  Parent and Merger Sub agree and acknowledge that, with respect to any agreement between the Company and any Third Party that contains a provision prohibiting such Third Party from making a Takeover Proposal without first obtaining from the Company Board a waiver of such provision or consent to such Takeover Proposal, any such waiver or consent on the part of the Company Board may be given by the Company Board and, if given, shall not be considered a solicitation of a Takeover Proposal in violation of this Section 6.4.

Section 6.4.2.               Notwithstanding any provision of this Section 6.4 to the contrary, the Company Board may (i) withdraw or modify in a manner adverse to Parent (or not continue to make) the Company Recommendation, (ii) approve or recommend a Superior Proposal (any action described in clause (i) or this clause (ii), a “Company Adverse Recommendation Change”), and/or (iii) subject to Section 6.4.3, enter into an agreement regarding a Superior Proposal, if (x) in the case of clause (i), (ii) or (iii) above, the Company Board has determined in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the holders of shares of Company Common Stock under applicable Law and (y) in the case of clause (iii) above, the Company shall have terminated this Agreement in accordance with the provisions of Section 8.1(c)(iii) hereof.

Section 6.4.3.               The Company shall promptly (and in any event within forty-eight (48) hours) advise Parent orally and in writing of the Company’s receipt of any Takeover

Proposal or any request for information in connection with a possible Takeover Proposal and the material terms and conditions of such Takeover Proposal or request, but not the identity of the Person making such Takeover Proposal.  In addition, the Company shall not accept or enter into any agreement, letter of intent or similar document (other than a confidentiality agreement as contemplated by Section 6.4.1) concerning a Takeover Proposal for a period of not less than three (3) Business Days after Parent’s receipt of notice concerning a Takeover Proposal, and during such three (3) Business Day period, at Parent’s request, the Company shall negotiate with Parent in good faith.  If, prior to the conclusion of such three (3) Business Day period, Parent and Merger Sub shall execute and deliver a Top-Up Amendment to the Company, then the Company shall cease all discussions or negotiations with respect to the Takeover Proposal unless and until a subsequent Superior Proposal is made.

Section 6.4.4.               Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board, such disclosure would be necessary under applicable Law (including Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act).

Section 6.5.                                   Reasonable Best Efforts.

Section 6.5.1.               Subject to the terms and conditions of this Agreement, including Section 6.4, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions provided for in this Agreement, including (i) preparing and filing, as soon as practicable, all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of all such actions as are necessary to obtain any requisite approvals, consents, Orders, exemptions or waivers by, or to avoid an action or proceeding by, any Third Party or Governmental Entity, including filings pursuant to the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and the preparation and filing, as soon as practicable, of any form or report required by any other Governmental Entity, relating to antitrust, competition, trade or other regulatory matters) and (ii) causing the satisfaction of all conditions set forth in Article VII (including the prompt termination of any waiting period under the HSR Act (including any extension of the initial thirty (30) day waiting period thereunder)).  Notwithstanding anything to the contrary contained in this Section 6.5, in connection with the Merger or the consummation of the transactions contemplated by this Agreement, Parent shall not be required to agree to any terms, conditions, or modifications with respect to (i) obtaining any Governmental Consents (as hereinafter defined) or (ii) avoiding any action or proceeding by any Third Party or Governmental Entity, to the extent such terms, conditions or modifications would result in, or would be reasonably likely to result in, (a) a Company Material Adverse Effect or (b) Parent, the Company or any of their respective Subsidiaries having to cease, sell or otherwise dispose of any assets or business (including the requirement that any such assets or businesses be held separate) that a reasonably prudent investor would determine to be material to Parent or to the material benefits of the transaction for which Parent has bargained for hereunder.

Section 6.5.2.               Parent and Merger Sub shall use their respective reasonable best efforts to obtain, as promptly as practicable following the date hereof, all licenses, certifications, permits, approvals, provider numbers and authorizations (“Government Consents”), if any, from all applicable Governmental Entities in connection with the Merger and as may be required to authorize Parent, the Surviving Corporation or the Subsidiaries of the Surviving Corporation, as the case may be, to operate or to continue to operate, as may be applicable, the Company Health Care Businesses as they are currently operated. Within thirty (30) days following the execution of this Agreement, Parent shall submit to the applicable Governmental Entities all applications or other materials, if any, required to obtain such Government Consents, including payment of all appropriate fees related thereto. Parent shall promptly respond to any request by any relevant Governmental Entity for supplemental information. Parent shall, and shall cause each Parent Subsidiary, if applicable, to, take all reasonable measures to shorten the time periods required under applicable Law for notice, licensure or other similar regulatory requirement in connection with receipt of Government Consents as described in this Section 6.5.2. Parent shall pay all fees and expenses required in connection with the matters described in this Section 6.5.2. Parent shall keep the Company fully apprised at all times concerning the matters described in this Section 6.5.2.

Section 6.5.3.               The Company and Parent shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective Subsidiaries and Affiliates that appears in any filing made with, or written materials submitted to, any Third Party or any Governmental Entity in connection with the Merger. If a Party fails to respond within three (3) Business Days to any filings or written materials furnished to such Party for its review, such Party shall be deemed to have approved such filing or written material.

Section 6.5.4.               Each Party shall promptly inform the others of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement and keep the others informed of the status of the proceedings related to obtaining any approvals of any Governmental Entity or Third Party (including with respect to the termination or expiration of any waiting period). Each Party shall use commercially reasonable efforts to consult with the others in advance of any meeting or conference with a Governmental Entity or, in connection with any proceeding by a Third Party, with any other Person, relating to this Agreement and the transactions contemplated hereby and, to the extent permitted by such applicable Governmental Entity or other Person, give the other Parties the opportunity to attend and participate in such meetings and conferences. If any Party receives a request for additional information or documentary material from any such Governmental Entity or other Person with respect to the transactions provided for in this Agreement, then such Party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Parties, an appropriate response in compliance with such request.

Section 6.6.   Certain Notices. From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of (i) the occurrence, or nonoccurrence, of any event that would be likely to cause any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied or (ii) the failure of the Company, Merger Sub or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement that would reasonably be expected to result in any condition to the obligations of any Party to effect the Merger and the other transactions provided for in this Agreement not to be satisfied.

Section 6.7.   Public Announcements. None of the Parties shall (and, in the case of Parent, Parent shall cause each Parent Subsidiary and each Parent Representative, if applicable, and in the case of the Company, the Company shall cause each Company Subsidiary and each Company Representative, if applicable, not to) issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of (i) the Company, in the event the disclosing Party is Parent, Merger Sub, any Parent Subsidiary or any Parent Representative, or (ii) Parent, in the event the disclosing Party is the Company, any Company Subsidiary or any Company Representative, such consent not to be unreasonably withheld or delayed; provided, however, that if a Party determines, based upon advice of counsel, that disclosure is otherwise required by applicable Law (including any Laws relating to the filing obligations of the respective Parties under Section 6.5.2) or the rules or regulations of any stock exchange or market or trading system upon which the securities of such Party is listed, such Party may make such disclosure to the extent so required; provided, further, that such disclosure is made in consultation with the other Parties to this Agreement.

Section 6.8.                                   Employee Matters.

Section 6.8.1.               In connection with the change of control contemplated by this Agreement, Schedule 6.8.1 of the Company Disclosure Schedule sets forth the actions (in addition to those actions set forth in Schedule 6.1(k) of the Company Disclosure Schedule) with respect to Company Benefit Plans that the Company will implement, effective concurrent with the Effective Time, including acceleration of vesting, partial or full funding, amendment, termination or other similar actions.

Section 6.8.2.               Parent hereby agrees that following the Effective Time, it shall, or it shall cause the Surviving Corporation and its Subsidiaries to, (i) provide each Continuing Employee with a substantially similar position at a substantially similar salary and wages and on substantially the same terms and conditions as was provided to the Continuing Employee immediately prior to the Effective Time, and (ii) allow each Continuing Employee employed by the Surviving Corporation or any Subsidiary of the Surviving Corporation to participate in either (A) all Surviving Corporation Benefit Plans (except to the extent any such plan provides equity based compensation) that apply at that time to all or substantially all other employees of Parent and its Subsidiaries or (B) Company Benefit Plans (except to the extent any such plan provides equity based compensation) in which such Company Employee participates immediately prior to the Effective Time.  Nothing herein shall be deemed to be a guarantee of employment for any Continuing Employee or to restrict the right of the Surviving Corporation or its Subsidiaries to terminate any Continuing Employee.

Section 6.8.3.               Continuing Employees shall receive credit for all purposes (including for purposes of eligibility to participate, vesting, and eligibility to receive benefits) under any Surviving Corporation Benefit Plan under which any Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the

Company or any of the Company Subsidiaries under comparable Company Benefit Plans immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit.

Section 6.8.4.               With respect to any Surviving Corporation Benefit Plan that is a welfare benefit plan, program or arrangement (a “Parent Welfare Benefit Plan”) and in which any Continuing Employee may be eligible to participate on or after the Effective Time, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, provide credit to each Continuing Employee (and his/her spouse, dependents and beneficiaries) for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee (and his/her spouse, dependents and beneficiaries) under the comparable Company Benefit Plan during the relevant plan year, up to and including the Effective Time.

Section 6.8.5.               From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their terms, (i) all change in control, severance, retention and employment agreements or arrangements (including an employee’s right to terminate employment for “Good Reason”), in each case with the current and former employees of the Company and the Company Subsidiaries as set forth in Schedule 6.8.5(i) of the Company Disclosure Schedule, and (ii) the severance arrangements set forth on Schedule 6.1(k) of the Company Disclosure Schedule.

Section 6.8.6.               Prior to the Effective Time, the Company shall make available all background checks conducted by the Company or any Company Subsidiary, and the Company shall cause all Company Subsidiaries to conduct background checks on employees hired by them after the date hereof, in accordance with the currently existing employment practices of the Company and the respective Company Subsidiaries.

Section 6.8.7.               Not later than thirty (30) days prior to the anticipated Effective Time, Parent shall deliver to the Company a complete list of all employees of the Company and the Company Subsidiaries whose employment Parent desires to be terminated by the Company or the applicable Company Subsidiary, as the case may be, at or prior to the Effective Time.  The employment of each such listed employee shall be terminated by the Company or the applicable Company Subsidiary effective on or before the Closing Date and at or prior to the Effective Time, and Parent and the Surviving Corporation, jointly and severally, shall pay or cause to be paid to each such terminated employee as and when due the reduction in force severance benefits payable to him or her pursuant to the severance policy of the Company in effect on the date hereof (a copy of which has been made available to Parent on or prior to the date hereof) (the “Severance Policy”) as a result of such termination.  With respect to all Continuing Employees whose employment is not terminated on or before the Closing Date pursuant to the preceding provisions of this Section 6.8.7 but whose employment by the Surviving Corporation or any of its Subsidiaries is terminated not later than ninety (90) days after the Closing Date, Parent shall, or it shall cause the Surviving Corporation and its Subsidiaries to, honor in accordance with its terms and for the benefit of all such Continuing Employees, the Severance Policy.

Section 6.9.                                   Indemnification of Directors and Officers.

Section 6.9.1.               From and after the Effective Time until six (6) years from the Effective Time, unless otherwise required by Law, the Certificate of Incorporation and Bylaws of the Surviving Corporation and the comparable organizational documents of its Subsidiaries shall contain provisions no less favorable with respect to the elimination of liability of directors and indemnification of and advancement of expenses to directors, officers, employees and agents than are set forth in the Company Certificate and the Company Bylaws (or the equivalent documents of the relevant Company Subsidiary) as in effect on the date hereof; provided, however, that in the event any claim or claims are asserted against any individual entitled to the protections of such provisions within such six (6) year period, such provisions shall not be modified until the final disposition of any such claims. During the period when any of such provisions referred to in the immediately preceding sentence are required to be maintained in effect as stated in such sentence, Parent and the Surviving Corporation, jointly and severally, promise to cause the Surviving Corporation and each Subsidiary of the Surviving Corporation to honor and perform each such provision in accordance with its terms.

Section 6.9.2.               For a period of six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain in effect the Company’s current directors’ and officers’ liability insurance (the “D&O Insurance”) in respect of acts or omissions occurring at or prior to the Effective Time, covering each Person currently covered by the D&O Insurance (a complete and accurate copy of which has been heretofore made available to Parent), on terms with respect to the coverage, deductible and amounts no less favorable than those of the D&O Insurance in effect on the date of this Agreement; provided, however, that (i) in satisfying its obligations under this Section 6.9.2, neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 200% of the annual amount currently paid by the Company, it being understood and agreed that Parent or the Surviving Corporation shall nevertheless be obligated to provide the maximum amount of such coverage as may be obtained for such annual 200% amount and (ii) in the event of the application of clause (i), any present or former officer or director, upon reasonable written notice thereof (which notice shall be provided no later than twenty (20) days prior to the Effective Time and shall set forth in reasonable detail for each Person to be covered the policy coverage, premiums, deductibles, limitations and other pertinent information), who desires to obtain additional coverage such that, when combined with the coverage obtained by Parent or the Surviving Corporation in accordance with clause (i), it provides insurance coverage equivalent to the D&O Insurance in effect on the date hereof, may so elect and Parent shall or shall cause the Surviving Corporation to acquire such additional coverage on behalf of such Person; provided, further, that in the event any present or former officer or director makes such an election, such present or former officer or director shall pay the portion of the premium of such D&O Insurance in excess of the amount that Parent or the Surviving Corporation is obligated to pay pursuant to this Section 6.9.2.  The insurance purchased pursuant to this Section 6.9.2 shall be prepaid in full at the Effective Time and shall be non-cancelable.  At the request of the Company, Parent shall arrange for such insurance prior to the Effective Time to be effective only at and after the Effective Time; provided, that Parent shall pay in full for such insurance coverage no later than the Effective Time.  At Parent’s election, the Company may acquire a six (6) year tail policy for Persons currently covered by D&O Insurance that is consistent with the first sentence of this Section 6.9.2.  Such policy, if acquired by the Company, shall be prepaid at the Effective Time and shall be non-cancelable. If the Company acquires such a tail policy, Parent’s obligations pursuant to the first sentence of this Section 6.9.2 shall be deemed completely satisfied. The obligation to maintain insurance provided in this Section 6.9.2 shall continue in full force and effect for a period of not less than six (6) years from and after the Effective Time; provided, that in the event any claim or claims are asserted or made within such six year period, Parent and the Surviving Corporation shall ensure that such insurance remains in full force and effect with respect to such claims until final disposition thereof.

Section 6.9.3.               If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquirer of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation, as the case may be, set forth in this Section 6.9.

Section 6.9.4.               The rights of each Indemnified Party under this Section 6.9 shall be in addition to any right such Person might have under the Company Certificate and the Company Bylaws, the Certificate of Incorporation or the Bylaws of the Surviving Corporation or any comparable organizational documents of their Subsidiaries, or under any agreement of any Indemnified Party with the Company, the Surviving Corporation or any of their respective Subsidiaries.

Section 6.9.5.               The provisions of this Section 6.9 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and representatives.

Section 6.10.          State Takeover Statutes. Parent, the Company and their respective Boards of Directors shall (i) take all reasonable action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions provided for in this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement or the transactions contemplated by this Agreement, take all reasonable action necessary to ensure that the transactions provided for in this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement or the transactions provided for in this Agreement.

Section 6.11.          Company Rights Agreement. The Company covenants and agrees that, concurrently with or promptly following the execution and delivery of this Agreement, it will take all necessary action (including, if required, redeeming all of the outstanding Company Rights or amending or terminating the Company Rights Agreement) (i) to render the Company Rights Agreement inapplicable to the Merger, this Agreement or any of the transactions contemplated hereby, and (ii) to ensure that no Person is able to exercise any Company Rights under the Company Rights Agreement or enable or require the Company Rights to be separated from the shares of Company Common Stock to which they are attached or to be triggered or to become exercisable, in each case as a result of the Merger, this Agreement or any of the transactions contemplated hereby.

Section 6.12.          Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.13.          Confidentiality Agreement. The Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the earlier of (i) the Effective Time or (ii) the expiration of the Confidentiality Agreement according to its terms.

Section 6.14.          Investigation and Agreement by Parent and Merger Sub; No Other Representations or Warranties.

Section 6.14.1.             Each of Parent and Merger Sub acknowledges and agrees that it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company and the Company Subsidiaries and their businesses and operations, and Parent and Merger Sub have requested such documents and information from the Company as each such Party considers material in determining whether to enter into this Agreement and to consummate the transactions contemplated in this Agreement. In connection with Parent’s and Merger Sub’s investigation of the Company and the Company Subsidiaries and their businesses and operations, Parent, Merger Sub and the Parent Representatives have received from the Company or the Company Representatives certain projections and other forecasts for the Company and the Company Subsidiaries and certain estimates, plans and budget information. Each of Parent and Merger Sub acknowledges and agrees that there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets; that Parent and Merger Sub are familiar with such uncertainties; and that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to them or their representatives.

Section 6.14.2.             Each of Parent and Merger Sub agrees that, except for the representations and warranties made by the Company that are expressly set forth in this Agreement, the Company has not made and shall not be deemed to have made to Parent, Merger Sub or any of the Parent Representatives any representation or warranty of any kind. Without limiting the generality of the foregoing, each of Parent and Merger Sub agrees that neither the Company, any holder of the Company’s securities nor any of their respective Affiliates or Company Representatives, makes or has made any representation or warranty to Parent, Merger Sub or any of their Representatives or Affiliates with respect to:

(i)            any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of the Company Subsidiaries or the future business, operations or affairs of the Company or any of the Company Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Sub or any Parent Representatives or Affiliates; or

(ii)           any other information, statement or documents heretofore or hereafter delivered to or made available to Parent, Merger Sub or any Parent Representatives or Affiliates with respect to the Company or any of its Subsidiaries or the business, operations or affairs of the Company or any of its Subsidiaries, except to the extent and as expressly covered by a representation and warranty made by the Company and contained in this Agreement.

ARTICLE VII
CLOSING CONDITIONS

Section 7.1.            Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, or in the case of Sections 7.1.3 and 7.1.4 the waiver in writing by both Parent and the Company, at or prior to the Closing of the following conditions:

Section 7.1.1.               The Stockholder Approval shall have been obtained.

Section 7.1.2.               All filing and waiting periods applicable (including any extensions thereof) to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.1.3.               There shall not have been any Law or executive or any other Order or similar action of any Governmental Entity enacted or issued, which would render the Parties unable to consummate the Merger or make the Merger illegal or prohibit, restrict or delay consummation of the Merger (other than a de minimis civil violation of any Law that does not affect the ability of the Surviving Corporation, Parent or their Affiliates to obtain and maintain licenses, certifications, Company Permits, approvals, provider numbers and authorizations for the ownership and operation of Company Health Care Businesses or participation in any Health Care Program). Subject to Section 7.2.6, Parent, the Company or the Company Subsidiaries, as applicable, shall have received all Government Consents required in connection with the operation of the Company Health Care Business after the Effective Time, except where the failure to obtain any such Government Consent would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 7.1.4.               No Law or Order issued by any court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition prohibiting the consummation of the Merger shall be in effect; provided, however, that the Party asserting this condition shall have complied in all material respects with its obligations under Section 6.5; and provided, further, that the right to assert this condition shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

Section 7.2.            Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions, any or all of which may be waived in writing by Parent:

Section 7.2.1.                The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties that address matters only as of an earlier date, which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality or a Company Material Adverse Effect, except for such failures to be true and correct which, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect and except for changes or matters contemplated or permitted by this Agreement.

Section 7.2.2.               The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

Section 7.2.3.               Parent shall have received a certificate of an executive officer of the Company to the effect set forth in Sections 7.2.1 and 7.2.2.

Section 7.2.4.               Since September 1, 2006, there shall not have occurred a Company Material Adverse Effect, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.

Section 7.2.5.               Not more than 5% of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall be Dissenting Shares.

Section 7.2.6.               Parent, the Company or the applicable Company Subsidiary, as applicable, shall have received the consents and approvals set forth on that certain Schedule 7.2.6 hereto (which Schedule Parent delivered to the Company concurrently with the execution and delivery of this Agreement), that are required in connection with the operation after the Effective Time of the Company Health Care Facilities or Company Health Care Business referenced on such Schedule.

Section 7.3.            Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are also subject to the following conditions, any or all of which may be waived in writing by the Company:

Section 7.3.1.               The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time (except for those representations and warranties that address matters only as of an earlier date, which shall have been true and correct as of such earlier date), disregarding for these purposes any exception in such representations and warranties relating to materiality, except for such failures to be true and correct which, individually or in the aggregate, (i) would not reasonably be expected to result in a Parent Material Adverse Effect, and (ii) would not prevent or materially impede, interfere with, hinder or delay the consummation of the Merger.

Section 7.3.2.               Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by Parent and/or Merger Sub at or prior to the Effective Time.

Section 7.3.3.               The Company shall have received a certificate of an executive officer of Parent to the effect set forth in Sections 7.3.1 and 7.3.2.

Section 7.4.            Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith to comply with this Agreement and consummate the transactions provided for herein.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.            Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, as set forth below in this Section 8.1, by action taken or authorized by the Board of Directors of the terminating Party or Parties, whether before or after the Stockholder Approval:

(a)           By mutual written consent of Parent and the Company;

(b)           by either Parent or the Company:

(i)            if the Stockholder Approval is not obtained at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon;

(ii)           if the Merger shall not have been consummated by August 31, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose material breach of any provision of this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or before the Termination Date; or

(iii)          if there shall be any Law that makes consummation of the Merger illegal or otherwise prohibited or any Order of any Governmental Entity having competent jurisdiction enjoining the Company, Parent or Merger Sub from consummating the Merger is entered and such Order has become final and nonappealable and, prior to termination pursuant to this Section 8.1(b)(iii), the terminating Party shall have complied in all material respects with its obligations under Section 6.5; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable.

(c)           by the Company:

(i)            if (x) Parent or Merger Sub shall have breached any of the covenants or agreements contained in this Agreement to be complied with by Parent or Merger Sub such that the closing condition set forth in Section 7.3.2 would not be satisfied or (y) there exists a breach of any representation or warranty of Parent or Merger Sub contained in this Agreement such that the closing condition set forth in Section 7.3.1 would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the earlier to occur of (i) twenty (20) Business Days after Parent or Merger Sub receives written notice of such breach from the Company or (ii) the Termination Date;

(ii)           if, prior to the obtaining of the Stockholder Approval, there has been a Company Adverse Recommendation Change; or

(iii)          if, prior to the obtaining of the Stockholder Approval, (x) the Company is concurrently entering into a definitive agreement for a Superior Proposal and (y) not later than the day of such termination, Parent has received any Termination Fee required to be paid under Section 8.4.

(d)           by Parent:

(i)            if (x) the Company shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Company such that the closing condition set forth in Section 7.2.2 would not be satisfied or (y) there exists a breach of any representation or warranty of the Company contained in this Agreement such that the closing condition set forth in Section 7.2.1 would not be satisfied, and, in the case of either (x) or (y), such breach is incapable of being cured by the earlier to occur of (i) twenty (20) Business Days after the Company receives written notice of such breach from Parent or (ii) the Termination Date;

(ii)           if, prior to the obtaining of the Stockholder Approval, (x) there has been a Company Adverse Recommendation Change, (y) the Company has failed to include the Company Recommendation in the Proxy Statement or (z) the Company Board approves or recommends a Takeover Proposal to the holders of Company Common Stock or approves or recommends that holders of Company Common Stock tender their shares of Company Common Stock in any tender offer or exchange offer that is a Takeover Proposal; or

(iii)          if the Company shall have materially breached any of its covenants or agreements contained in Section 6.2.3, Section 6.4.1, or Section 6.4.3 of this Agreement such that the closing condition set forth in Section 7.2.2 would not be satisfied and, with respect to a material breach of Section 6.2.3, such breach is incapable of being cured prior to the expiration of ten (10) calendar days after the Company receives written notice of such breach from Parent; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d)(iii) shall not be available to Parent if it or Merger Sub is in material breach of any provision of this Agreement.

Section 8.2.            Effect of Termination. Except as otherwise set forth in this Section 8.2, in the event of a termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers or directors; provided, however, that (i) the provisions of Sections 8.2, 8.3, 8.4, and 8.5 and Article IX and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) the Termination Fee shall be the exclusive remedy of Parent and Merger Sub under circumstances where the Termination Fee is payable by the Company; provided, further, that no Party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement and, in such event, the non-breaching Party or Parties shall be entitled to seek recovery for any and all damages, losses, claims, liabilities, demands, charges, penalties, costs, expenses and/or diminution in value of such Party or Parties.  In no event shall any Party be liable for punitive damages.

Section 8.3.            Fees and Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Proxy Statement (including any SEC filing fees).

Section 8.4.                                   Termination Fee.

Section 8.4.1.               If this Agreement is terminated pursuant to Section 8.1(c)(ii), Section 8.1(c)(iii)(x), Section 8.1(d)(ii) or Section 8.1(d)(iii) and neither Parent nor Merger Sub is in material breach of this Agreement at the time of such termination, then the Company shall pay, or cause to be paid, to Parent $10,000,000 (the “Termination Fee”), which amount shall be inclusive of all Expenses of Parent and Merger Sub, not later than the day of such termination. The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing to the Company by Parent. For the avoidance of doubt, in no event shall the Company be obligated to pay, or cause to paid, the Termination Fee on more than one occasion.

Section 8.4.2.               The Company acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated in this Agreement, that the damages resulting from termination of this Agreement under circumstances where a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.4.1 are reasonable forecasts of the actual damages that may be incurred and constitute liquidated damages and not a penalty, and that, without these agreements, Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee, and, in order to obtain such payments Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including reasonable attorney’s fees) in connection with such suit.

Section 8.5.            Specific Performance. The Parties recognize that in the event Parent or Merger Sub should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. The Company shall therefore be entitled, in addition to any other remedies that may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Parent and Merger Sub hereby waive the defense that there is an adequate remedy at law.

Section 8.6.            Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent permitted by applicable Law, subject to Section 8.7, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained, there may not be any extension or waiver of this Agreement that decreases the Merger Consideration or that adversely affects the rights of the holders of Company Common Stock hereunder without the approval of the holders of Company Common Stock.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.  The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 8.7.            Amendment. This Agreement may be amended by the Parties but only by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Stockholder Approval has been obtained, no amendment may be made without further approval of the holders of Company Common Stock that, by Law or in accordance with the rules of any relevant stock exchange or market or trading system, requires further approval by the holders of Company Common Stock. This Agreement may not be amended except by an instrument in writing signed by the Parties.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1.            Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, and after the Effective Time no claim, action, suit or proceeding may be asserted or brought based on or relating to any such representation or warranty or any breach or alleged breach thereof. This Article IX, the agreements of Parent, Merger Sub and the Company in Section 3.5 (Company Equity Awards), Section 6.8 (Employee Matters), Section 6.9 (Indemnification of Directors and Officers), and Section 8.3 (Fees and Expenses) and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time shall survive the consummation of the Merger.

Section 9.2.            Notices. Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but only if followed by transmittal by national overnight courier or by hand delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, addressed in each case as follows:

If to Parent or Merger Sub, addressed to it at:	Psychiatric Solutions, Inc.
6640 Carothers Parkway, Suite 500
Franklin, Tennessee 37067
Attention: Christopher L. Howard
Facsimile: (615) 312-5711
Email: chris.howard@psysolutions.com

with a mandated copy to:	Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, Tennessee 37219
Attention: George W. Bishop III
Facsimile: (615) 244-6804
Email: george.bishop@wallerlaw.com

If to the Company, addressed to it at:	Horizon Health Corporation
2941 S. Lake Vista Drive
Lewisville, Texas 75067
Attention: James Ken Newman
Facsimile: (972) 420-8282
Email: ken.newman@horizonhealth.com

with mandated copies to:	Strasburger & Price, L.L.P.
901 Main Street, Suite 4400
Dallas, Texas 75202
Attention: Patrick Owens
Facsimile: (214) 651-4330
Email: patrick.owens@strasburger.com

and to:	Vinson & Elkins L.L.P.
Trammel Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Attention: Jeffrey A. Chapman
Facsimile: (214) 999-7797
Email: jchapman@velaw.com

Section 9.3.            Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4.            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

Section 9.5.            Entire Agreement. This Agreement (together with the Exhibits, the Company Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 9.6.            Third-Party Beneficiaries. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns; provided, however, that (i) the provisions of Section 3.5, Section 6.8 and Section 6.9 shall inure to the benefit of, and shall be enforceable by, the Persons described in such Sections; and (ii) the stockholders of the Company shall be third party beneficiaries of Article III of this Agreement and shall have the right to enforce such provisions, including the right to seek and recover any and all damages that the stockholders of the Company may incur or suffer as a result of a breach of such provisions.

Section 9.7.            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Any assignment in violation of the foregoing shall be null and void. No assignment by any Party shall relieve such Party of any of its obligations hereunder. Subject to the foregoing, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and permitted assigns.

Section 9.8.            Mutual Drafting. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties.

Section 9.9.                                   Governing Law; Consent to Jurisdiction.

Section 9.9.1.               This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware.

Section 9.9.2.               Any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Chancery Court of the State of Delaware; provided, that if (and only after) such courts determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the Federal courts of the United States located in the State of Delaware; provided, further, that if (and only after) both the Chancery Court of the State of Delaware and the Federal courts of the United States located in the State of Delaware determine that they lack subject matter jurisdiction over any such legal action, suit or proceeding, such legal action, suit or proceeding shall be brought in the United States District Court for the Northern District of Texas. Each Party hereby irrevocably submits to the exclusive jurisdiction of such courts in respect of any legal action, suit or proceeding arising out of or relating to this

Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each Party agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to thisAgreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 9.2.

Section 9.10.          Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The delivery by or on behalf of any Party of its signature to this Agreement by facsimile transmission, electronic mail or similar means shall for all purposes be the equivalent of the delivery of the original signature of such Party.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PSYCHIATRIC SOLUTIONS, INC.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	EVP, General Counsel & Secretary

PANTHER ACQUISITION SUB, INC.

By:	/s/ Christopher L. Howard
Name:	Christopher L. Howard
Title:	VP & Secretary

HORIZON HEALTH CORPORATION

By:	/s/ James Ken Newman
Name:	James Ken Newman
Title:	Chairman, President and CEO

Exhibit A.1

LIST OF COMPANY EXECUTIVES

1.             James Ken Newman

2.             David K. White

3.             John E. Pitts

4.             Donald W. Thayer

5.             David K. Meyercord

6.             Frank J. Baumann

Exhibit A.2

LIST OF PARENT AND MERGER SUB EXECUTIVES

1.             Joey A. Jacobs

2.             William B. Rutherford

3.             Brent Turner

4.             Jack E. Polson

5.             Christopher L. Howard

6.             Steven T. Davidson

Exhibit B.1

COMPANY REPRESENTATIVES FOR ACCESS TO INFORMATION

1.             David K. Meyercord